UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule
14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
THE GEO GROUP, INC.
(Name of Registrant as Specified in its Charter)
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4955 Technology Way

Boca Raton, Florida 33431

Telephone: (561) 893-0101

March 20, 2025

Dear Shareholder:

You are cordially invited to attend the 2025 annual meeting of the shareholders of The GEO Group, Inc. We will hold the meeting virtually, conducted via live audio webcast at www.virtualshareholdermeeting.com/GEO2025 on Tuesday, April 29, 2025, at 10:00 A.M. (EDT).

This year we are furnishing proxy materials to our shareholders primarily on the Internet rather than mailing paper copies of the materials to each shareholder. As a result, most of you will receive a Notice of Internet Availability of Proxy Materials instead of paper copies of this proxy statement and our annual report. The notice contains instructions on how to access the proxy statement and the annual report over the Internet, as well as instructions on how to request a paper copy of our proxy materials. This process significantly lowers the costs of printing and distributing our proxy materials. On or about March 20, 2025, we mailed to shareholders a Notice of Internet Availability of Proxy Materials.

Your vote is very important to us. Whether or not you plan to attend the meeting virtually, your shares should be represented and voted. After reading the enclosed proxy statement, please vote your shares as soon as possible. Shareholders may vote via the Internet at www.virtualshareholdermeeting.com/GEO2025, by telephone, or by completing and returning a proxy card. Submitting a vote before the annual meeting will not preclude you from voting virtually at the meeting should you decide to attend. If you wish to participate in the meeting, please refer to page 62 for additional guidelines.

Sincerely,

George C. Zoley

Executive Chairman

THE GEO GROUP, INC.

4955 Technology Way

Boca Raton, Florida 33431

Telephone: (561) 893-0101

Notice of Annual Meeting of Shareholders on April 29, 2025

March 20, 2025

The annual meeting of the shareholders of The GEO Group, Inc. will be held on Tuesday, April 29, 2025, at 10:00 A.M. (EDT). The meeting will be held virtually, conducted via live audio webcast at www.virtualshareholdermeeting.com/GEO2025 for the purpose of considering and acting on the following proposals:

(1)	To elect seven (7) directors for the ensuing year;

(2)	To ratify the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year 2025; and

(3)	To hold an advisory vote to approve named executive officer compensation.

Only shareholders of GEO’s common stock of record at the close of business on March 3, 2025, the record date and time fixed by the Board of Directors, are entitled to notice of and to vote at the annual meeting. Additional information regarding the proposals to be acted upon at the annual meeting can be found in the accompanying proxy.

The Securities and Exchange Commission (“SEC”) has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to shareholders in lieu of a paper copy of the proxy statement and related materials and the Company’s Annual Report to Shareholders (the “Proxy Materials”). The Notice of Internet Availability provides instructions as to how shareholders can access the Proxy Materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either by telephone, online or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are also set forth on the Notice of Internet Availability.

By Order of the Board of Directors,

Joe Negron

Senior Vice President, Legal Services, General Counsel

and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON TUESDAY, APRIL 29, 2025.

GEO’s proxy statement and annual report are available online at: www.proxyvote.com

i

PROXY STATEMENT

THE GEO GROUP, INC.

4955 Technology Way

Boca Raton, Florida 33431

Telephone: (561) 893-0101

March 20, 2025

The GEO Group, Inc. (“GEO,” the “Company,” “we” or “us”) is furnishing this proxy statement in connection with the solicitation of proxies by our board of directors (the “Board of Directors” or “Board”) for use at the annual meeting of shareholders on April 29, 2025, at 10:00 A.M., Eastern Daylight Time. This year’s annual meeting will be a virtual meeting of shareholders, conducted via live audio webcast. You will be able to attend the annual meeting online, vote your shares electronically and submit your questions during the annual meeting via a live audio webcast by visiting www.virtualshareholdermeeting.com/GEO2025. Please note that the format of the proxy card provides an opportunity to specify your choice between approval, disapproval or abstention with respect to any individual director nominee and the proposals indicated on the proxy card. A proxy card which is properly executed, returned and not revoked will be voted in accordance with the instructions indicated. A proxy voted by telephone or the Internet and not revoked will be voted in accordance with the shareholder’s instructions. If no instructions are given, proxies that are signed and returned or voted by telephone or the Internet will be voted as follows:

“FOR” the election of the nominated directors for the ensuing year;

“FOR” the proposal to ratify the appointment of Grant Thornton LLP as the independent registered public accountants of GEO for the fiscal year 2025; and

“FOR” the advisory approval of the resolution on named executive officer compensation.

Under New York Stock Exchange rules, brokerage firms have authority to vote shares on routine matters for which their customers do not provide voting instructions. The ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for 2025 is considered a routine matter. As a result, if you hold your shares through a broker and do not direct the broker how to vote your shares on this routine matter, your broker may vote the shares on your behalf.

Under New York Stock Exchange rules, the election of directors and the advisory vote to approve named executive officer compensation are not considered routine matters. As a result, if a brokerage firm does not receive voting instructions from the beneficial owner of shares held by the firm, those shares will not be voted and will be considered broker non-votes with respect to those matters. A broker non-vote will have no effect on the election of directors and the advisory vote to approve named executive officer compensation.

This proxy statement, the notice of annual meeting, the proxy card and our 2024 annual report will be mailed or made accessible via the Internet on or about March 20, 2025.

Management is not aware of any other matters to be presented for action by shareholders at the annual meeting.

Holders of GEO common stock at the close of business on March 3, 2025, the record date, will be entitled to one vote for each share of common stock outstanding in their name on the books of GEO at that date. On March 3, 2025, GEO had 141,028,137 shares of common stock outstanding.

The presence, in person or by proxy, of at least a majority of the total number of shares of common stock outstanding on the record date will constitute a quorum for purposes of the annual meeting. The election of directors requires a majority of the votes cast. The appointment of Grant Thornton LLP will be ratified if the number of votes cast in favor of ratification exceeds the number of votes cast against ratification. The advisory vote to approve named executive officer compensation will be approved if the number of votes cast in favor of approval exceeds the number of votes cast against approval. Shares of common stock represented by proxies that reflect “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the annual meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum for the proposal but will not be counted as “votes cast” with respect to the election of directors and the advisory vote to approve named executive officer compensation and will have no effect on the outcome of those proposals. Shares of common stock represented by proxies that reflect abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum for the proposal but will not be counted as “votes cast” with regard to any proposal and will have no effect on the outcome of any proposal. If less than the majority of the outstanding shares of common stock are represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting to another date and time.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder

Meeting to be held on Tuesday, April 29, 2025 at 10:00 a.m. (EDT). The Proxy Statement

and 2024 Annual Report to Shareholders are available at www.proxyvote.com.

1.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

2.	The proxy statement and annual report to security holders is available at www.proxyvote.com.

3.

If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Instructions on how to request a paper or e-mail copy can be found on the “Important Notice Regarding the Availability of Proxy Materials” (“Notice”). To request the documents by email, send a blank email with the control number (located on the Notice) in the subject line to sendmaterial@proxyvote.com. You may also call 1-800-579-1639 to request a copy. Please make your request for a copy as instructed above on or before April 15, 2025 to facilitate timely delivery.

Any person giving a proxy has the power to revoke it any time before it is voted by providing written notice to GEO addressed to the Corporate Secretary, by executing and delivering a later dated proxy, or by participating in the meeting and voting the shares electronically.

The costs of preparation, assembly and mailing this proxy statement and the accompanying materials will be borne by GEO. GEO will also pay the cost of soliciting your proxy and reimbursing brokerage firms and others for forwarding proxy materials to you. Certain of GEO’s officers, directors and employees may participate in the solicitation of proxies by mail, personal interview, letter, fax and telephone without additional consideration.

PROPOSAL 1:

ELECTION OF DIRECTORS

Director Nominees

GEO’s Board of Directors is currently comprised of eight (8) members. Seven directors are nominated for election at our annual meeting, including six independent directors and our Executive Chairman. All of the nominees are presently directors of GEO. All nominees were elected by the shareholders at GEO’s 2024 annual meeting, except for Ms. Donna Arduin Kauranen who was appointed by the Board in June of 2024, subsequent to the 2024 annual meeting. Each director is elected to serve a one-year term, with all directors subject to annual election. Terry Mayotte, who has served on the Board since 2021, resigned for personal reasons from the Board and all Board committee positions of the Company effective immediately following the annual meeting and as a result is not standing for re-election. Accordingly, he is not included as a nominee for election at the annual meeting. The Board thanks Mr. Mayotte for his years of service to The GEO Group, Inc. and substantial contributions to the Board and our shareholders. Effective as of the annual meeting, our authorized number of directors will be reduced to seven.

If instructed, the persons named on the accompanying proxy card will vote for the election of the nominees named below to serve for the ensuing year and until their successors are duly elected and qualified. If any nominee for director shall become unavailable (which management has no reason to believe will be the case), it is intended that the shares represented by the enclosed proxy card will be voted for any such replacement or substitute nominee as may be nominated by the Board of Directors.

Director Nominees	Age	Since	Current Positions
Thomas C. Bartzokis	67	2022	Director
Jack Brewer	46	2021	Director
Donna Arduin Kauranen	61	2024	Director
Scott M. Kernan	64	2018	Director
Lindsay L. Koren	47	2022	Director
Julie Myers Wood	55	2014	Director
George C. Zoley	75	1988	Executive Chairman

The following is a brief biographical statement for each director nominee:

Director Nominees

Thomas C. Bartzokis — Dr. Bartzokis has served as a director of GEO since January 2022. Dr. Bartzokis has over 30 years of experience in the medical field, specializing in cardiology. Dr. Bartzokis has served as Managing Member of Bartzokis, Rubenstein & Servoss, MD, PL, a cardiology medical practice, since 2011. Prior to that, Dr. Bartzokis served as a member of other medical practices from 1993 to 2011. Dr. Bartzokis received a Bachelor of Arts degree from Harvard University and a Medical Degree from Harvard Medical School. Dr. Bartzokis did his residency training at New England Deaconess Hospital and his post-graduate training at Stanford University Medical Center.

Dr. Bartzokis brings extensive experience in the medical field to the Board of Directors. His expertise in the area will strengthen the Board of Directors’ collective knowledge, capabilities and experience.

Jack Brewer — Mr. Brewer has served as a director of GEO since July 2021. Mr. Brewer has over 20 years of experience in leadership, business and consulting. Since 2001, Mr. Brewer has managed a portfolio of businesses, including an investment advisory firm, a hedge fund as well as a global sports management agency. Mr. Brewer leads global charity efforts delivering millions in emergency aid and providing programs to thousands living in extreme poverty in Africa and the Caribbean. Mr. Brewer also founded The Serving Institute, his Liberty University affiliated faith sports-based academy for at-risk youth in America. Mr. Brewer is an adjunct professor at Fordham Gabelli School of Business, where he teaches his business leadership and transition curriculum tailored to transitioning athletes as well as inmates in prison. In 2020, Mr. Brewer became the White House Appointee on the Congressional Commission for the Social Status of Black Men and Boys. Mr. Brewer was previously an NFL team captain for the Minnesota Vikings, New York Giants and Philadelphia Eagles. Mr. Brewer received a Bachelor of Science and Master’s degree in Sports Management from the University of Minnesota.

Mr. Brewer brings business leadership and educational experience working with individuals in transition, including inmates, to the Board of Directors. His experience in these areas and managing a portfolio of businesses, including an investment advisory firm, a hedge fund as well as global sports management agency will strengthen the Board of Directors’ collective knowledge, capabilities and experience.

Donna Arduin Kauranen — Ms. Kauranen has served as a director of GEO since June 2024. Ms. Kauranen is an accomplished senior executive with over 30 years’ experience. Ms. Kauranen has served as the President of Arduin, Laffer & Moore Econometrics LLC, a consulting firm, since 2005. Ms. Kauranen has also served as Policy Advisor for the Alaska Legislature since 2023. She has previously advised several state governments on transition, finance and budgetary matters, including Florida, California, Illinois and Montana, most recently advising the Montana Governor-elect Transition in 2020 and the Alaska OMB Director in 2019. Ms. Kauranen received a Bachelor of Arts in Economics, Public Policy from Duke University.

Ms. Kauranen brings extensive finance, public policy and state government experience to the Board of Directors. Her experience advising state governments on transition, finance and budgetary matters strengthens the Board of Directors’ collective knowledge, capabilities and experience.

Scott M. Kernan — Mr. Kernan has served as a director of GEO since September 2018. Mr. Kernan served as the Agency Secretary of the California Department of Corrections and Rehabilitation (“CDCR”) from January 2016 until August 2018. Prior to that time, Mr. Kernan was appointed the Undersecretary of Operations of CDCR beginning in September 2008 and served in that position until retiring in October 2011. In March of 2015, Mr. Kernan returned to the Undersecretary position from his retirement at the request of California Governor Jerry Brown and worked in that capacity until January 2016. From October 2011 until March 2015, Mr. Kernan owned his own independent consulting firm that specialized in corrections and criminal justice. From March 2007 to September 2008, Mr. Kernan served as the Chief Deputy Secretary of Adult Operations of CDCR. Prior to that time, Mr. Kernan served as the Deputy Director of the Division of Adult Institutions of CDCR from May 2006 to March 2007. From November 2004 to May 2006, Mr. Kernan served as the Warden of the California State Prison, Sacramento, a Level IV maximum-security institution. From October 2003 to November 2004, Mr. Kernan served as the Warden of the Mule Creek State Prison, a Level III/IV institution. From March 1983 to October 2003, Mr. Kernan held various correctional positions with CDCR.

Mr. Kernan brings invaluable expertise with the California Department of Corrections and Rehabilitation. His industry knowledge and experience will strengthen the Board of Directors’ collective knowledge, capabilities and experience.

Lindsay L. Koren — Ms. Koren has served as a director of GEO since December 2022. Ms. Koren is currently the Senior Vice President, Division General Counsel for Darden Restaurants, where she leads the Ethics, Compliance, Privacy and Commercial law functions, and has been with Darden Restaurants since 2015. Ms. Koren served as a Senior Director for international compliance and an Assistant General Counsel at Walmart from January 2011 until early 2015. At Walmart, Ms. Koren advised the business on legal and compliance matters for Walmart’s global business, operating in 26 countries. Ms. Koren also previously served as a trial attorney with the U.S. Department of Justice from 2004 to 2007, representing the government in appellate litigation matters, and as an attorney advisor to the Chief Immigration Judge.

Ms. Koren brings extensive legal, compliance, including international compliance, immigration and appellate litigation experience to the Board of Directors. Her experience as a member of the general counsel’s office of other companies strengthens the Board of Directors’ collective knowledge, capabilities and experience.

Julie Myers Wood — Ms. Wood has served as a director of GEO since 2014. She is currently the Chief Executive Officer of Guidepost Solutions LLC (“Guidepost”), a company specializing in monitoring, compliance, international investigations and risk management solutions, after joining the organization in 2012 as president of its Compliance, Federal Practice and Software Solutions division. Prior to joining Guidepost, Ms. Wood was the former founder and president of ICS Consulting, LLC, a firm specializing in compliance, risk assessments, immigration and customs investigations from November 2008 until September 2012 when it was acquired by Guidepost. Ms. Wood regularly conducts government contracting, immigration and anti-corruption due diligence risk assessments, develops cross-functional compliance monitoring programs and conducts third-party regulatory audits. Ms. Wood also has significant experience as a government-appointed monitor. Prior to joining the private sector, Ms. Wood served as the Head of Immigration and Customs Enforcement (“ICE”) for the Department of Homeland Security (“DHS”) from January 2006 until November 2008 leading its largest investigative component and the second largest investigative agency in the federal government. Ms. Wood’s previous leadership positions in the federal government include Assistant Secretary for Export Enforcement at the Department of Commerce, Chief of Staff for the Criminal Division at the Department of Justice and Deputy Assistant Secretary (Money Laundering and Financial Crimes) at the Treasury Department. Ms. Wood served as an Assistant U.S. Attorney for the Eastern District of New York. Prior to government service, Ms. Wood was an associate at Mayer, Brown & Platt in Chicago, Illinois. In addition to serving as CEO, Ms. Wood sits on the Board of Directors of Guidepost and its parent company, Solution Point International. Ms. Wood also sits on the Board of Directors of Draganfly Inc., a company providing drone solutions, software and AI systems to a variety of markets, and the Board of Directors of Truvantis, a privately-held company in the cybersecurity space.

Ms. Wood brings extensive federal government, legal and management experience to the Board of Directors. Her experience in the private sector, including in compliance and risk assessments, and her former government positions, including as Head of Immigration and Customs Enforcement, strengthens the Board of Directors’ collective knowledge, capabilities and experience.

George C. Zoley — Dr. Zoley was appointed Executive Chairman of The GEO Group, Inc. effective July 1, 2021 pursuant to the Company’s succession plan for the Company’s Chief Executive Officer position. Dr. Zoley previously served as GEO’s Chairman of the Board since 2002. He served as GEO’s Vice Chairman and Chief Executive Officer from January 1997 to May 2002. Dr. Zoley served as GEO’s Chief Executive Officer since the company went public in 1994 through June 2021. Prior to 1994, Dr. Zoley served as President and Director since GEO’s incorporation in 1988. Dr. Zoley founded GEO in 1984 and continues to be a major factor in GEO’s development of new business opportunities in the areas of correctional and detention management, community reentry, electronic monitoring, offender rehabilitation, and other diversified government services. Dr. Zoley also serves as a director of several business subsidiaries through which The GEO Group, Inc. conducts its operations worldwide.

Dr. Zoley has bachelor’s and master’s degrees in Public Administration from Florida Atlantic University (FAU) and a Doctorate Degree in Public Administration from Nova Southeastern University (NSU). For seven years, Dr. Zoley served as a member of the Board of Trustees of Florida Atlantic University in Boca Raton, Florida, and previously served as Chairman of the Board of Trustees. Dr. Zoley was born in Florina, Greece and was the recipient of the Ellis Island Medal of Honor in 2002.

As GEO’s founder, his knowledge, experience, and leadership are invaluable to the operation and development of the company. His more than 40 years with the company make him uniquely qualified to be GEO’s Executive Chairman.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” each of the seven nominees for director.

EXECUTIVE OFFICERS OF GEO

Our current executive officers are as follows:

Name	Age	Position
George C. Zoley, Ph.D.	75	Executive Chairman
J. David Donahue	65	Chief Executive Officer
Wayne Calabrese	74	President and Chief Operating Officer
Mark Suchinski	58	Chief Financial Officer
Paul Laird	59	Senior Vice President, Secure Services
Joe Negron	63	Senior Vice President, Legal Services, General Counsel and Corporate Secretary
Matthew T. Albence	55	Senior Vice President, Client Relations
Richard K. Long	61	Senior Vice President, Project Development
Christopher D. Ryan	62	Senior Vice President, Human Resources
Donald Houston	72	Senior Vice President, Health Services
Daniel Ragsdale	56	Senior Vice President, Contract Administration and Compliance
Ronald A. Brack	63	Executive Vice President, Chief Accounting Officer and Controller
Shayn P. March	59	Executive Vice President, Finance and Treasurer
Nicole Mannarino	55	Chief Compliance Officer and Controller, Financial Reporting

George C. Zoley — Please refer to the biographical information listed above in the “Director Nominees” section.

J. David Donahue — Mr. Donahue was appointed Chief Executive Officer on December 16, 2024, effective January 1, 2025. He has more than 40 years of experience in corrections and detention, having served in senior executive roles overseeing operational planning, facility activations, and managing operational teams. Mr. Donahue joined GEO as the Eastern Region Vice President in 2009 after a distinguished career in corrections with the States of Indiana and Kentucky as well as the Federal Bureau of Prisons. In his previous role as the

Eastern Regional Vice President, he was responsible for the operational oversight of over 24 correctional facilities encompassing over 31,000 beds. Mr. Donahue was promoted to Senior Vice President and President, GEO Corrections and Detention in January 2016 and served in that position until he retired in July 2020. Mr. Donahue served as a consultant to GEO from July 2020 through July 2023.

Prior to joining GEO, Mr. Donahue served as Commissioner of the Indiana Department of Correction. As Commissioner, he led a workforce of over 9,000 employees, supervising nearly 39,000 offenders in addition to 3,000 Juvenile Offenders and those individuals placed on community supervision. Prior to leading the Indiana Department of Correction, Mr. Donahue served as Deputy Commissioner for the Kentucky Department of Corrections. In this position, he provided administrative policy direction to all departmental divisions. He was responsible for the planning and supervision of duties for the Directors of the Division of Administrative Services, the Division of the Corrections Training, the Division of Correctional Industries, and the Branch Managers of Offender Information and Information and Technology. Mr. Donahue began his corrections career as a Correctional Officer. During his correctional career he moved up the ranks serving in various positions including Case Worker, Unit Manager, Executive Assistant and Warden of several facilities in the country. Mr. Donahue attended Eastern Kentucky University, where he earned his Bachelors of Science in Police Administration. He later attended Spalding University, where he completed coursework in the Masters of Arts in Teaching Graduate Program.

Wayne Calabrese — Mr. Calabrese was appointed GEO’s President and Chief Operating Officer in January 2024 and previously served as GEO’s Senior Vice President and Chief Operating Officer from December 2022 through December 2023 and GEO’s Senior Vice President of Legal Services from September 2021 through December 2022. Mr. Calabrese brings extensive knowledge and experience to GEO’s management team. His experience, together with his prior service in various GEO leadership positions, makes him uniquely qualified to serve as GEO’s President and Chief Operating Officer. Mr. Calabrese had previously served as Vice Chairman of the Board, President and Chief Operating Officer of GEO until his retirement in December 2010. Mr. Calabrese originally joined GEO as Vice President of Business Development in 1989 and served in a range of increasingly senior positions. Prior to joining GEO, Mr. Calabrese was a partner in the Akron, Ohio law firm of Calabrese, Dobbins and Kepple. He also served as an Assistant City Law Director in Akron, Ohio; an Assistant County Prosecutor and Chief of the County Bureau of Support for Summit County, Ohio; and Legal Counsel and Director of Development for the Akron Metropolitan Housing Authority.

Mr. Calabrese received his bachelor’s degree in Secondary Education from the University of Akron and his Juris Doctor from the University of Akron Law School.

Mark Suchinski — Mr. Suchinski was appointed Senior Vice President and Chief Financial Officer, effective July 8, 2024. Prior to joining GEO, Mr. Suchinski served as Senior Vice President and Chief Financial Officer for Spirit AeroSystems from 2020 through June 2024. In that role, Mr. Suchinski was responsible for the overall financial management of Spirit AeroSystems, its financial reporting and transparency, and multiple corporate functions including Treasury, Investor Relations, Strategy, and Mergers and Acquisitions. Mr. Suchinski joined Spirit AeroSystems in 2006 as the Controller for the Aerostructures Segment. He subsequently served in increasingly senior positions, including as Vice President of Financial Planning & Analysis and Corporate Contracts from 2010 to 2012, Vice President of Finance and Treasurer from 2012 to 2014, Vice President and Corporate Controller from 2014 to 2018, Vice President and General Manager of the 787 Program from 2018 to 2019, and Vice President of Quality from 2019 to 2020. Prior to joining Spirit AeroSystems, Mr. Suchinski held the position of Vice President and Chief Accounting Officer for Home Products International from 2004 to 2006 and Corporate Controller from 2000 to 2004. Mr. Suchinski attended DePaul University where he earned a Bachelor of Science degree in Accounting.

Paul Laird — Mr. Laird joined GEO in 2015 and has over 38 years of correctional experience. Since joining GEO, Mr. Laird has served in positions of increasing responsibility, including Eastern Region Director of Operations, Western Region Vice President, and Eastern Region Vice President and was promoted to Senior Vice

President of GEO Secure Services effective January 1, 2025. Prior to joining GEO, Mr. Laird served 29 years in the Federal Bureau of Prisons in multiple positions of authority, including as the Regional Director of the Federal Bureau of Prisons’ North Central Regional Office, overseeing 20 Federal facilities. Prior to that assignment, he served five years as the Chief Operating Officer of Federal Prison Industries and Assistant Director of the Industries, Educational and Vocational Training Division. From 2005-2012, he served on the AbilityOne Commission as a Presidential Appointee representing the United States Department of Justice.

Mr. Laird received his Bachelor of Arts degree in Political Science and Criminal Justice from Gustavus Adolphus College and a Certificate in Public Administration from the University of Southern California.

Joe Negron — Mr. Negron joined GEO in December 2018, became Senior Vice President, General Counsel and Corporate Secretary effective January 2019 and became GEO’s Senior Vice President, Legal Services, General Counsel and Corporate Secretary effective December 2022. Prior to joining GEO, Mr. Negron had 30 years of experience in business law and complex corporate and commercial litigation. Mr. Negron has worked for several prestigious Florida law firms throughout his career, most recently in the litigation practice at Akerman LLP. Mr. Negron also served in the Florida Legislature for fifteen years, including service as both House and Senate Appropriations Chair, as well as President of the Florida Senate in his final term.

Mr. Negron received his undergraduate degree from Stetson University, his Juris Doctor degree from Emory University School of Law and a Masters in Public Administration from Harvard University.

Matthew T. Albence — Mr. Albence joined GEO in 2022 as Senior Vice President of Client Relations. Since September 2020, Mr. Albence has served as a Principal at GrindStone Strategic Consulting, LLC, a boutique consulting firm providing services in the area of national security, law enforcement, business development, and management and leadership consulting. Prior to that, Mr. Albence had a 26-year career in federal law enforcement. From May 2012 to August 2020, Mr. Albence served in a variety of roles for U.S. Immigration and Customs Enforcement, culminating as the Acting Director, where he led an organization of 20,000 professionals in over 400 domestic and international offices, responsible for the enforcement of hundreds of federal statutes. He also served as Deputy Director, Executive Associate Director for Enforcement and Removal Operations, and Assistant Director for the Enforcement and Removal Operations Enforcement Division.

Mr. Albence holds a B.S. in Justice from American University and a M.S. in Administration of Justice from Southern Illinois University.

Richard K. Long — Mr. Long joined GEO in 2017 as Senior Vice President of Project Development after a distinguished career working for Balfour Beatty Construction for 30 years. Mr. Long has developed extensive expertise with commercial and federal government construction as well as engineering projects using design-build and construction management at risk delivery methods for both public and private sector clients, with a combined construction value in excess of $5.0 billion. During his 30-year career at Balfour Beatty Construction, Mr. Long held positions of Civil Engineer, Project Engineer, Chief Estimator, Assistant Project Manager, Vice President of Preconstruction, Senior Vice President of Business Acquisition, and Senior Vice President & South Florida Business Unit Leader responsible for leading Balfour Beatty’s $600 million annual South Florida business.

With over 30 years of construction experience, Mr. Long also finds time for industry service. He is a long-time member and past-chairman of Florida’s largest chapter of the Associated Builders and Contractors (“ABC”). Additionally, as founding member and past-president of the Society of American Military Engineers (“SAME”) South Florida chapter, Mr. Long accepted multiple accolades at the association’s 2012 National Joint Engineer Training Conference.

Mr. Long received his Bachelor of Science in Civil Engineering from the University of Missouri and a Bachelor of Science in Construction Management from the University of Louisiana-Monroe.

Christopher D. Ryan — Mr. Ryan joined GEO in 2011 and has over 30 years of human resources experience. Since joining the company, Mr. Ryan has served in increasingly senior human resources positions, including the Director of Employee and Labor Relations, Vice President of Employee and Labor Relations, Executive Vice President of Human Resources, and was subsequently promoted to Senior Vice President of Human Resources in 2023. Prior to joining The GEO Group, Mr. Ryan held numerous human resources leadership roles at American Airlines, Florida Power & Light and Southern Wine & Spirits of America. Mr. Ryan is also actively involved in the community and sits on the Board of Directors of several 501(c)(3) non-profit organizations serving youth and other residents of Palm Beach County, Florida.

Mr. Ryan holds a Bachelor’s of Science degree in Community Health Services from the State University of New York, Plattsburgh.

Donald Houston — Mr. Houston joined GEO most recently in 2023 as Executive Vice President, Health Services and has over 30 years of correctional experience in both the public and private sector with a focus on correctional healthcare. He was promoted to Senior Vice President, Health Services in June 2024. Prior to joining GEO, he served in several positions, including President of State & Federal, President of International, and most recently Chief of Staff from 2017 until October 2022 of Wellpath, a healthcare company that provides medical and mental healthcare services to patients in correctional facilities, inpatient and residential treatment facilities. Mr. Houston served as a consultant to Wellpath from 2022 to 2023. From 2014 to 2016, Mr. Houston served as President, State & Federal of Correction Care Solutions, a correctional health care company. From 2012 to 2014, Mr. Houston served as Chief Operating Officer of Correctional Health Care Companies. From 2010 to 2011, Mr. Houston served as President of Physician Network Association, a regionally based correctional health care company. Mr. Houston was previously with GEO from 1992 to 2009, including when GEO was previously known as The Wackenhut Corporation and served in various positions of increasing responsibility, including Warden, Director of Operations, Vice President Programs, Vice President Adult Institutions and Senior Regional VP. From 1984 to 1991, Mr. Houston worked with the Texas Department of Criminal Justice, including as the Supervisor of the Diagnostic and Evaluation process for the agency.

Mr. Houston received his Bachelor of Arts degree in Kinesiology and Russian from Sam Houston State University.

Daniel Ragsdale — Mr. Ragsdale joined GEO in July 2017 as Executive Vice President for Contract Compliance and was promoted to Senior Vice President of Contract Administration and Compliance effective as of January 1, 2025. Prior to joining GEO, Mr. Ragsdale served in various roles of increasing responsibility at the U.S. Immigration and Customs Enforcement from 1996-2017, including most recently as the Deputy Director for ICE from 2012-2017. In this capacity, he served as the chief operating officer for ICE and oversaw ICE’s day-to-day operations, leading approximately 20,000 employees including 7,000 criminal investigators and 6,000 officers in the Office of Enforcement and Removal Operations. From 2010 to 2012, Mr. Ragsdale served as the Executive Associate Director for Management and Administration at ICE. As ICE’s chief management officer, he was responsible for management of the business operations of the agency and its annual operating budget. He also previously served as a Special Assistant U.S. Attorney in the Criminal Division of the U.S. Attorney’s Office for the District of Arizona.

Mr. Ragsdale received his Bachelor of Arts Degree in English from Franklin and Marshall College and a Juris Doctor from Fordham University School of Law.

Ronald A. Brack — Mr. Brack assumed the role of Vice President, Chief Accounting Officer and Controller for the Company in August 2009. Mr. Brack was GEO’s Vice President and Controller from January 2008 to August 2009 and Controller from April 2007 to January 2008. Mr. Brack joined GEO in May 2005 as Assistant Controller. From 2000 until joining GEO, Mr. Brack was with Fort Lauderdale, Florida based NationsRent, Inc. where his most recent position was Assistant Controller. From 1997 to 2000, Mr. Brack was with the Fort

Lauderdale office of Arthur Andersen, LLP where his most recent position was Senior Auditor in the Audit and Business Advisory Services Group. Prior to that time, Mr. Brack spent over ten years in the fleet management business with World Omni Leasing, Inc. and GE Capital Fleet Services.

Mr. Brack holds a Bachelor’s of Arts degree in Economics from Vanderbilt University. He is a member of the American Institute of Certified Public Accountants.

Shayn P. March — Mr. March joined GEO as Vice President of Finance and Treasurer in March 2009. Mr. March served as Acting Chief Financial Officer from January 2024 to July 2024. Mr. March is responsible for the overall financial management of GEO and its subsidiaries and the Company’s acquisition, disposition and growth initiatives. Prior to joining GEO, Mr. March served as a Managing Director for the Corporate Investment Banking group at BNP Paribas, where he worked for eleven years in increasing capacities. From 1995 to 1997, Mr. March was employed at Sanwa Bank in the Corporate Finance Department. From 1988 to 1994, Mr. March was employed at UJB Financial in the Finance and Credit Audit Departments.

Mr. March earned his Masters in Business Administration in Financial Management from the Lubin School of Business at Pace University and his Bachelor of Arts in Economics at Rutgers University.

Nicole Mannarino — Ms. Mannarino joined GEO as Controller, Financial Reporting in 2012. Ms. Mannarino was appointed Chief Compliance Officer in November 2024. Prior to joining GEO, Ms. Mannarino was a Senior Manager with BDO USA, LLP from 2011 to 2012. From 1997 to 2011, Ms. Mannarino was with Marcum LLP where her most recent position was Partner.

Ms. Mannarino earned her Bachelor’s of Science degree in Business Administration and Masters of Science in Accounting from the University of Central Florida.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of GEO’s common stock that were beneficially owned at March 10, 2025 (unless stated otherwise) by (i) each director and each nominee for election as director at the 2025 annual meeting of shareholders, (ii) each named executive officer (“NEOs”) (as defined below) that is not a director, (iii) all directors, director nominees and executive officers as a group, and (iv) each person or group who was known by GEO to beneficially own more than 5% of GEO’s outstanding common stock.

Name and Address of Beneficial Owner(1)	Amount & Nature of Beneficial Ownership(2)	Percent of Class(3)
DIRECTOR AND DIRECTOR NOMINEES
Thomas C. Bartzokis	49,131	*
Jack Brewer	49,131	*
Donna Arduin Kauranen	5,719	*
Scott M. Kernan	60,743	*
Lindsay L. Koren	31,769	*
Terry Mayotte	49,131	*
Julie Myers Wood	94,269	*
George C. Zoley+	4,369,497	3.1%

NAMED EXECUTIVE OFFICERS
Brian R. Evans(5)	753,392	*
Mark J. Suchinski	100,000	*
Shayn P. March	128,564	*
Wayne Calabrese	238,023	*
James Black(5)	204,344	*

ALL DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS AS A GROUP (21 Persons)(4)	6,552,413	4.6%

OTHER
Blackrock, Inc.(6)	19,860,856	13.8%
The Vanguard Group, Inc.(7)	13,575,361	9.5%
Wolf Hill Capital Management, L.P.(8)	7,922,348	5.5%
FMR LLC(9)	7,053,234	5.0%

*	Less than 1%

+	Director and Named Executive Officer

(1)	Unless stated otherwise, the address of the beneficial owners is c/o The GEO Group, Inc., 4955 Technology Way, Boca Raton, FL 33431.

(2)

Information concerning beneficial ownership was furnished by the persons named in the table or derived from filings made with the Securities and Exchange Commission, which we refer to as the SEC. Unless stated otherwise, each person named in the table has sole voting and investment power with respect to the shares beneficially owned. These figures include shares of restricted stock held by directors and the named executive officers, that are unvested but have voting rights, in the following amounts: Dr. Bartzokis — 25,877; Mr. Brewer — 25,877; Ms. Kauranen — 5,719; Mr. Kernan — 28,477; Ms. Koren — 21,536; Mr. Mayotte — 25,877; Ms. Wood — 28,477; Dr. Zoley — 257,862; Mr. Evans — 146,518; Mr. Suchinski — 100,000; Mr. March — 53,595; Mr. Calabrese — 92,274; and Mr. Black — 79,267.

(3)	As of March 10, 2025, GEO had 142,836,395 shares of common stock outstanding.

(4)

Includes 1,266,559 shares of restricted stock that are unvested but have voting rights held by directors and executive officers (21 persons in total). We believe 303,011 shares of common stock held by Mr. Evans are pledged as security.

(5)

Messrs. Evans and Black retired from GEO effective December 31, 2024. The information provided in this table regarding their security ownership is based on information and records known to the Company as of March 10, 2025.

(6)

The principal business address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001. Based on Amendment No. 3 to Schedule 13G filed November 8, 2024, BlackRock reported that, as of September 30, 2024, it beneficially owned 19,860,856 shares with sole voting power over 19,664,144 shares and sole dispositive power over 19,860,856 shares.

(7)

The principal business address of The Vanguard Group, Inc. (“Vanguard”) is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Based on Amendment No. 15 to Schedule 13G filed February 13, 2024, Vanguard reported that, as of December 29, 2023, it beneficially owned 13,575,361 shares with sole voting power over 0 shares, shared voting power over 79,086 shares, sole dispositive power over 13,381,016 shares and shared dispositive power over 194,345 shares.

(8)

The principal business address of Wolf Hill Capital Management, LP is 35 Mason Street, 2nd Floor, Greenwich, Connecticut 06830. Based on the Schedule 13G filed on February 14, 2025, Wolf Hill Capital Management, LP reported that, as of December 31, 2024, it beneficially owned 7,922,348 shares with shared voting power and shared dispositive power over 7,922,348 shares.

(9)

The principal business address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. Based on the Schedule 13G filed November 8, 2024, FMR LLC reported that, as of September 30, 2024, it beneficially owned 7,053,234 shares with sole voting power over 7,004,893 shares, shared voting power over 0 shares, sole dispositive power over 7,053,234 shares and shared dispositive power over 0 shares.

THE BOARD OF DIRECTORS, ITS COMMITTEES AND OTHER CORPORATE GOVERNANCE INFORMATION

GEO’s Board of Directors held nine meetings during fiscal year 2024. Each director attended at least 75% of the total number of meetings of the Board of Directors and of the meetings held by all board committees on which such director served.

Director Independence

Pursuant to the corporate governance standards applicable to companies listed on the New York Stock Exchange (“NYSE”), the Board of Directors must be comprised of a majority of directors who qualify as independent directors. In determining independence, each year the Board of Directors affirmatively determines whether directors have a “material relationship” with GEO. When assessing the “materiality” of a director’s relationship with GEO, the Board of Directors considers all relevant facts and circumstances, not merely from the director’s standpoint, but also from that of the persons or organizations with which the director has an affiliation. An independent director is free from any relationship with GEO that may impair the director’s ability to make independent judgments. Particular attention is paid to whether the director is independent from management and, with respect to organizations affiliated with a director with which GEO does business, the frequency and regularity of the business conducted, and whether the business is carried out at arm’s length on substantially the same terms to GEO as those prevailing at the time from unrelated third parties for comparable business transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships.

Applying the NYSE’s independence standards, the Board of Directors has determined that, Thomas C. Bartzokis, Jack Brewer, Scott M. Kernan, Lindsay L. Koren, Terry Mayotte and Julie Myers Wood qualify as independent under the NYSE’s corporate governance standards. As a result, the Board of Directors is therefore currently comprised and will continue to be comprised subsequent to the annual meeting of a majority of independent directors. The Board of

Directors’ determination that each of these directors is independent was based on the fact that none of the directors had a material relationship with GEO outside of such person’s position as a director, including a relationship that would disqualify such director from being considered independent under the NYSE’s listing standards.

Committees

Under our corporate governance guidelines, the Board of Directors has established twelve standing committees. The members of the Board of Directors serving on these committees and the functions of those committees are set forth below.

AUDIT AND FINANCE COMMITTEE Terry Mayotte, Chair* Thomas C. Bartzokis Jack Brewer Donna Arduin Kauranen** Scott M. Kernan	COMPENSATION COMMITTEE Jack Brewer, Chair Thomas C. Bartzokis Scott M. Kernan Terry Mayotte*	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE Jack Brewer, Chair Donna Arduin Kauranen Scott M. Kernan Lindsay L. Koren Terry Mayotte*

CRIMINAL JUSTICE AND REHABILITATION COMMITTEE Jack Brewer, Chair Thomas C. Bartzokis Scott M. Kernan Lindsay L. Koren Julie Myers Wood	CYBER SECURITY AND ENVIRONMENTAL OVERSIGHT COMMITTEE Julie Myers Wood, Chair Donna Arduin Kauranen Terry Mayotte*	EXECUTIVE COMMITTEE George C. Zoley, Chair Jack Brewer Donna Arduin Kauranen Terry Mayotte*

HUMAN RIGHTS COMMITTEE Lindsay L. Koren, Chair Jack Brewer Scott M. Kernan	INDEPENDENT COMMITTEE Jack Brewer, Chair Thomas C. Bartzokis Donna Arduin Kauranen Scott M. Kernan Lindsay L. Koren Terry Mayotte* Julie Myers Wood	LEGAL STEERING COMMITTEE Lindsay L. Koren, Chair Scott M. Kernan Julie Myers Wood

CORPORATE PLANNING COMMITTEE Donna Arduin Kauranen, Chair Thomas C. Bartzokis Jack Brewer Scott M. Kernan Lindsay L. Koren Julie Myers Wood	OPERATIONS AND OVERSIGHT COMMITTEE Scott M. Kernan, Chair Thomas C. Bartzokis Jack Brewer Julie Myers Wood	HEALTH SERVICES COMMITTEE Thomas C. Bartzokis, Chair Jack Brewer Scott M. Kernan Lindsay L. Koren

*	Terry Mayotte has resigned from the Board of Directors and all Board committee positions of the Company, effective immediately following the annual meeting.
**	Upon conclusion of the annual meeting, Ms. Kauranen will serve as the Chair of the Audit and Finance Committee.

Audit and Finance Committee

The Audit and Finance Committee met twelve times during fiscal year 2024. The Report of the Audit and Finance Committee is included in this proxy statement.

All of the members of the Audit and Finance Committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934 are independent (as independence is defined under Exchange Act Rule 10A-3, as well as under Section 303A.02 of the NYSE’s listing standards). In addition, the Board of Directors has determined that each of Ms. Kauranen and Mr. Mayotte qualify as an “audit committee financial expert” as that term is defined under Item 407(d)(5) of Regulation S-K of the SEC’s rules.

The Audit and Finance Committee has a written charter adopted by the Board of Directors. It can be found on our website at http://www.geogroup.com by clicking on the link “Our Commitments” on our homepage and then clicking on the links “Governance with Integrity — Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Executive Vice President of Corporate Relations at 561-893-0101. Pursuant to the charter, the main functions and responsibilities of the Audit and Finance Committee include the following:

•	select, in its sole discretion, our independent auditor and review and oversee its performance;

•	review and approve in advance the terms of our independent auditor’s annual engagement, including the proposed fees, as well as the scope of auditing services to be provided;

•	oversee the independence of the Company’s independent auditor;

•	review and approve in advance any non-audit services to be provided by the independent auditor, including the proposed fees;

•

review with management, our internal auditor and our independent auditor, our significant financial risks or exposures and assess the steps management has taken to monitor and mitigate such risks or exposures;

•

review and discuss with management and our independent auditor the audit of our annual financial statements and our internal controls over financial reporting, and our disclosure and the independent auditor’s reports thereon;

•	meet privately with our independent auditor on any matters deemed significant by the independent auditor;

•

establish procedures for the submission, receipt, retention and treatment, on an anonymous basis, of complaints and concerns regarding our accounting, internal accounting controls or auditing matters, and the receipt and treatment of any evidence of a violation of the securities laws or breach of fiduciary duty brought to the Committees attention by in-house or external securities counsel;

•

review periodically and update as necessary a Code of Business Conduct and Ethics (the “Code of Conduct”), ensure that management has established a system to enforce the Code of Conduct, and review management’s monitoring of the Company’s compliance with the Code of Conduct;

•

review with our counsel legal matters that may have a material impact on our financial statements, our compliance policies and any material reports or inquiries from regulators or government agencies; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the Board of Directors.

Compensation Committee

The Compensation Committee met seven times during fiscal year 2024. The Report of the Compensation Committee is included in this proxy statement.

All of the members of the Compensation Committee are independent (as independence is defined under Section 303A.02 of the NYSE’s listing standards).

The Compensation Committee has a written charter adopted by the Board of Directors. It can be found on our website at http://www.geogroup.com by clicking on the link “Our Commitments” on our homepage and then clicking on the links “Governance with Integrity — Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Executive Vice President of Corporate Relations at 561-893-0101. Pursuant to the charter, the main functions and responsibilities of the Compensation Committee include the following:

•

review on a periodic basis an independent analysis of director compensation practices at other U.S. public companies of comparable size and scope and, if appropriate, make recommendations with respect to director compensation;

•

establish our executive compensation philosophy, and review and approve the compensation of all of our corporate officers, including salaries, bonuses, stock option grants and other forms of compensation;

•	review the general compensation structure for our corporate and key field employees;

•

establish annual and long-term performance goals for the compensation of our Chief Executive Officer (“CEO”) and other senior executive officers, evaluate the CEO’s and such other senior executive officers’ performance in light of those goals, and, either as a committee or together with the other independent members of the Board of Directors, determine and approve the CEO’s and such other senior executives’ compensation level based on this evaluation;

•	review our program for succession and management development;

•

consider the results of the most recent shareholder advisory vote on executive compensation and, to the extent appropriate, take such results into consideration and recommend to the Board any adjustments to the Company’s compensation philosophy, policies or practices;

•

annually review the Company’s compensation policies and practices and assess whether such policies and practices encourage excessive risk-taking and are reasonably likely to have a material adverse effect on the Company;

•	review our incentive-based compensation and equity-based plans and make recommendations to the Board of Directors with respect thereto;

•

review and discuss with management our disclosures under “Compensation Discussion & Analysis”, or CD&A, and based on such review and discussion make a recommendation to the Board as to whether the CD&A should be included in our proxy statement; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the Board of Directors.

For further information on the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, see “Compensation Discussion & Analysis” elsewhere in this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met five times during fiscal year 2024.

All of the members of the Nominating and Corporate Governance Committee are independent (as independence is defined under Section 303A.02 of the NYSE’s listing standards).

The Nominating and Corporate Governance Committee has a written charter adopted by the Board of Directors. It can be found on our website at http://www.geogroup.com by clicking on the link “Our Commitments” on our homepage and then clicking on the links “Governance with Integrity — Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Executive Vice President of Corporate Relations at 561-893-0101. Pursuant to the charter, the main functions and responsibilities of the Nominating and Corporate Governance Committee include the following:

•

assess from time to time the appropriate balance of qualifications, qualities, skills, and other expertise required to be a Board member and develop criteria to be considered in selecting nominees for director;

•

identify candidates qualified to become members of the Board of Directors and select or recommend that the full Board of Directors select such candidates for nomination and/or appointment to the Board of Directors;

•	review candidates for the Board of Directors recommended by shareholders;

•	assist the Board in determining and monitoring whether or not each director and prospective director is an “independent director” within the meaning of any rules and laws applicable to GEO;

•	after consultation with the Executive Chairman and CEO, recommend to the Board of Directors for approval all assignments of committee members, including designations of the chairs of the committees;

•

establish the evaluation criteria for the annual self-evaluation by the Board of Directors, including the criteria for determining whether the Board of Directors and its committees are functioning effectively, and implement the process for annual evaluations;

•	periodically review as appropriate corporate governance guidelines for GEO and evaluate compliance with such guidelines;

•	periodically review our Code of Conduct for directors, officers and employees, and approve amendments to the Code of Conduct to the extent deemed appropriate by the committee;

•

advise the Board of Directors with regard to our policies and procedures for the review, approval or ratification of any transaction presenting a potential conflict of interest between us and any member of our Board of Directors or any executive officers;

•	recommend that the Board establish such special committees as may be necessary, appropriate or advisable to address ethical, legal or other matters that may arise;

•	consider other corporate governance issues that arise from time to time, and advise the Board of Directors with respect to such issues; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the Board of Directors.

In fulfilling the committee’s duties to identify and recommend candidates for election to our Board of Directors, the Nominating and Corporate Governance Committee considers the mix of skills, experience, character, commitment, and diversity — diversity being broadly construed to mean a variety of opinions, perspectives and backgrounds, as well as other differentiating characteristics, all in the context of the requirements of our Board of Directors at the time of election.

Criminal Justice and Rehabilitation Committee

The Criminal Justice and Rehabilitation Committee guides and oversees the Company’s efforts regarding rehabilitation and anti-recidivism.

Cyber Security and Environmental Oversight Committee

The Cyber Security and Environmental Oversight Committee guides and oversees the Company’s efforts regarding cybersecurity, privacy and environmental sustainability concerns. The Cyber Security and Environmental Oversight Committee has a written charter adopted by the Board of Directors. It can be found on our website at http://www.geogroup.com by clicking on the link “Our Commitments” on our homepage and then clicking on the links “Governance with Integrity — Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Executive Vice President of Corporate Relations at 561-893-0101.

Executive Committee

Periodically during fiscal year 2024, members of the Executive Committee informally discussed various matters relating to GEO’s business. The Executive Committee has full authority to exercise all the powers of the Board of Directors between meetings of the Board of Directors, except as reserved by the Board of Directors. All actions taken by the Executive Committee in 2024 were ratified by the Board of Directors at their next quarterly meeting.

Human Rights Committee

The Human Rights Committee guides and oversees the Company’s efforts regarding the protection of human rights.

Independent Committee

The Independent Committee considers matters that may arise from time to time that the Board of Directors designates for independent director review.

Legal Steering Committee

The Legal Steering Committee reviews with management strategic issues with respect to material litigation and other discrete legal issues. The Legal Steering Committee has a written charter adopted by the Board of Directors. It can be found on our website at http://www.geogroup.com by clicking on the link “Our Commitments” on our homepage and then clicking on the links “Governance with Integrity — Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Executive Vice President of Corporate Relations at 561-893-0101.

Corporate Planning Committee

The Corporate Planning Committee periodically reviews with management various corporate strategic initiatives, including potential merger and acquisition activities, business expansion issues and corporate finance matters.

Operations and Oversight Committee

The Operations and Oversight Committee reviews with management various issues relating to our operations that may arise from time to time.

Health Services Committee

The Health Services Committee guides and oversees the Company’s operations in the area of health services.

Director Identification and Selection

The processes for director selection and director qualifications are set forth in Section 3 of our Corporate Governance Guidelines. The Board of Directors, acting on the recommendation of the Nominating and Corporate

Governance Committee, will nominate a slate of director candidates for election at each annual meeting of shareholders and will elect directors to fill vacancies, including vacancies created as a result of any increase in the size of the Board, between annual meetings. Nominees for director are selected on the basis of outstanding achievement in their personal careers, broad experience, wisdom, integrity, ability to make independent, analytical inquiries, understanding of the business environment, and willingness to devote adequate time to the duties of the Board of Directors. The Board believes that each director should have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of GEO, (ii) the results of operations and financial condition of GEO and of any significant subsidiaries or business segments, and (iii) the relative standing of GEO and its business segments in relation to its competitors. The Board is committed to diversified membership and it does not and will not discriminate on the basis of race, color, national origin, gender, religion or disability in selecting nominees. The Nominating and Corporate Governance Committee may, to the extent it deems appropriate, engage a third party professional search firm to identify and review new director candidates and their credentials.

The Nominating and Corporate Governance Committee will consider proposed nominees whose names are submitted to it by shareholders. We adopted proxy access in advance of our 2017 annual meeting of shareholders.

Our proxy access provisions are set forth in Article II, Section 6 of our Third Amended and Restated Bylaws (“Bylaws”). The proxy access provisions permit a shareholder, or a group of up to twenty (20) shareholders, owning three percent (3%) or more of the Company’s outstanding common stock continuously for at least three (3) years, to nominate twenty percent (20%) of the number of directors then in office (rounding down to the nearest whole number) provided that the shareholder or group and each nominee satisfy the eligibility, procedural and disclosure requirements for proxy access as specified in the Bylaws, including that the Company receive notice of such nominations between 90 and 120 days prior to the anniversary date of the previous year’s annual meeting of shareholders. Since our annual meeting for 2025 is scheduled for April 29, 2025, any nomination pursuant to our proxy access process to be considered at the 2026 annual meeting must be properly submitted to us not earlier than December 30, 2025 or later than January 29, 2026.

In addition to satisfying the requirements under our Bylaws, to comply with the universal proxy rules, a person who intends to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19(b) under the Exchange Act, including a statement that such person intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote in the election of directors in support of director nominees other than the Company’s nominees.

There are no other differences between the considerations and qualifications for director nominees that are recommended by shareholders and director nominees recommended by the Nominating and Corporate Governance Committee. Other than adopting proxy access, the Nominating and Corporate Governance Committee has not adopted a formal process because it believes that the informal consideration process has been adequate to date. The Nominating and Corporate Governance Committee intends to review periodically whether a more formal policy should be adopted. If a shareholder wishes to suggest a proposed name of a nominee for consideration by the Nominating and Corporate Governance Committee outside of the proxy access process, the name of that nominee and related personal information should be forwarded to the Nominating and Corporate Governance Committee, in care of the Corporate Secretary, at least six months before the next annual meeting to assure time for meaningful consideration by the committee.

Board Leadership Structure

The roles of Chief Executive Officer and Chairman are held by two separate individuals. George C. Zoley serves as our Executive Chairman and J. David Donahue serves as our Chief Executive Officer.

As a company that is focused on its core business, we believe the Executive Chairman is in the best position to direct the independent directors’ attention on the issues of greatest importance to the Company and its shareholders. Since our Executive Chairman knows the Company’s business, is a pioneer in the industry and has over forty years of experience, we believe that our Executive Chairman is the appropriate person to lead the Board of Directors.

We are committed to independent Board oversight. Alongside our Executive Chairman, our Board leadership structure includes a lead independent director. Our Board has appointed Jack Brewer to serve as lead independent director. Our lead independent director is responsible for, among other duties, coordinating with the Executive Chairman with respect to meeting agendas, and calling and chairing sessions of the independent directors.

We believe the current leadership structure of the Board of Directors supports the risk oversight functions described below by providing independent leadership at the Board and committee level with ultimate oversight by the full Board of Directors led by our Executive Chairman and lead independent director. The Board of Directors periodically reviews and considers whether the current Board leadership structure continues to be appropriate for our Company.

Board Risk Oversight

Our Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. Throughout the year, the Board of Directors and the committees to which it has delegated responsibility dedicate a portion of their meetings to review and discuss specific risk topics in greater detail. The Board of Directors has delegated responsibility for the oversight of specific risks to the following committees:

•	The Audit and Finance Committee oversees GEO’s risk policies and processes relating to the financial statements, financial reporting processes and credit risks.

•

The Operations and Oversight Committee oversees GEO’s operating risks. The Operations and Oversight Committee meets regularly during the year and on occasions when an operations incident occurs. The Operations and Oversight Committee may travel to the appropriate site to audit the operating practices and procedures if an incident has occurred.

•	The Compensation Committee oversees risks related to the Company’s compensation policies and practices.

•	The Legal Steering Committee oversees risks related to major litigation.

•	The Cyber Security and Environmental Oversight Committee guides and oversees the Company’s efforts and risks regarding cybersecurity, privacy and environmental sustainability concerns.

•	The Human Rights Committee guides and oversees the Company’s efforts and risks regarding the protection of human rights.

•	The Health Services Committee guides and oversees the Company’s efforts and risks related to health services.

Code of Business Conduct and Ethics

The Board of Directors has adopted a code of business conduct and ethics applicable to GEO’s directors, officers, employees, agents and representatives, including its consultants, which we refer to as the Code of Conduct. The Code of Conduct strives to deter wrongdoing and promote honest and ethical conduct, the ethical handling of actual or apparent conflicts of interest, full, fair, accurate, timely and understandable disclosure, compliance with the applicable government and self-regulatory organization laws, rules and regulations, promote the protection of GEO assets, promote fair dealing practices, prompt internal reporting of violations of the Code of Conduct, and accountability for compliance with the Code of Conduct. The Code of Conduct can be found on our website at http://www.geogroup.com by clicking on the link “Our Commitments” on our homepage and then clicking on the link “Governance with Integrity — Corporate Governance — Code of Business Conduct & Ethics.” In addition, the Code of Conduct is available in print to any shareholder who requests it by contacting our Executive Vice President of Corporate Relations at 561-893-0101.

Code of Ethics for CEO, Senior Financial Officers and Other Employees

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, the Board of Directors has also adopted a code of ethics for the CEO, its senior financial officers and all other employees, which we refer to as the Code of Ethics for Senior Financial Officers. The text of this Code of Ethics for Senior Financial Officers is located in Section 20 of GEO’s Code of Conduct. The Code of Ethics for Senior Financial Officers can be found on our website at http:// www.geogroup.com by clicking on the link “Our Commitments” on our homepage and then clicking on the link “Governance with Integrity-Corporate Governance — Code of Business Conduct & Ethics.” In addition, the Code of Ethics for Senior Financial Officers is available in print to any shareholder who requests it by contacting our Executive Vice President of Corporate Relations at 561-893-0101.

Insider Trading Policies and Procedures

We have insider trading policies and procedures that govern the purchase, sale, and other disposition of our securities by our directors, officers, and employees that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations and the listing standards of the New York Stock Exchange. A copy of our Insider Trading Policy is filed with our Annual Report on Form 10-K for the year ended December 31, 2024 as Exhibit 19.1.

Corporate Governance Guidelines

The Board of Directors has adopted corporate governance guidelines to promote the effective functioning of the Board of Directors and its committees, and the continued implementation of good corporate governance practices. The corporate governance guidelines address matters such as the role and structure of the Board of Directors, the selection, qualifications and continuing education of members of the Board of Directors, Board meetings, non-employee director executive sessions, board self-evaluation, Board committees, CEO performance review, succession planning, non-employee director compensation, certain shareholder matters and certain shareholder rights.

The corporate governance guidelines can be found on our website at http://www.geogroup.com by clicking on the link “Our Commitments” on our homepage and then clicking on the link “Governance with Integrity-Corporate Governance.” In addition, the corporate governance guidelines are available in print to any shareholder who requests them by contacting our Executive Vice President of Corporate Relations at 561-893-0101.

Annual Board and Committee Self-Assessments and Non-Employee Director Executive Sessions

The Board of Directors conducts a self-assessment annually. In addition, the Audit and Finance Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Cyber Security and Environmental Oversight Committee and the Legal Steering Committee also undergo annual self-assessments of their performance. The non-employee directors of the Board of Directors meet in executive session at least twice per year and such meetings are presided over by the Lead Independent Director as the presiding director.

Communications with Directors

The Board of Directors has adopted a process to facilitate written communications by shareholders or other interested parties to the entire Board, the independent members of the board as a group or any individual member of the Board, including the Lead Independent Director for non-employee director executive sessions. Persons wishing to write to the Board of Directors of GEO, or to a specified director (including the presiding director for non-employee director executive sessions) or a committee of the Board, should send correspondence to the Corporate Secretary at 4955 Technology Way, Boca Raton, Florida 33431.

The Corporate Secretary will forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be appropriate for consideration by the directors include commercial solicitations and matters not relevant to the shareholders, to the functioning of the board, or to the affairs of GEO.

Board Member Attendance at Annual Meetings

GEO encourages all of its directors to attend the annual meeting of shareholders. All of our directors at the time attended the 2024 annual meeting of shareholders.

Engagement with Shareholders

Every year, members of GEO’s Senior Management and Board of Directors engage in ongoing, substantive discussions with shareholders of GEO’s common stock and prospective investors. Over the course of each year, GEO engages with approximately two dozen institutional investors, who at any given point are estimated to hold more than 50 percent of GEO’s outstanding shares of common stock. In addition, GEO continues to have ongoing discussions with retail investors, including members of the Interfaith Center on Corporate Responsibility. With respect to direct engagement with shareholders by the GEO Board, GEO’s Lead Independent Director holds discussions with GEO’s top shareholders annually at a minimum.

In the course of these substantive discussions, GEO is able to receive valuable feedback and diverse perspectives from a broad group of shareholders on a wide range of important matters, which inform the GEO Board’s corporate governance and executive compensation decisions.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Grant Thornton LLP (“Grant Thornton”) served as GEO’s independent registered public accountants in fiscal years 2024 and 2023. The Audit and Finance Committee of GEO has appointed Grant Thornton LLP as GEO’s independent registered public accountants for the 2025 fiscal year. A member of Grant Thornton will be present at the annual meeting to make a statement if so desired and will be available to respond to appropriate questions. The following sets forth the aggregate fees billed to GEO by Grant Thornton in fiscal years 2024 and 2023.

	2024	2023
Audit Fees(1)	$3,398,660	$3,065,594
Audit Related Fees(2)	$77,885	$50,554
Tax Fees	$94,956	$80,810
All Other Fees(3)	$76,900	$—

Total	$3,648,401	$3,196,958

(1)

Audit fees for 2024 and 2023 include fees for professional services rendered in connection with the annual audit of the Company’s consolidated financial statements, audit of internal controls over financial reporting, reviews of quarterly financial statements reported on Form 10-Q and statutory requirements required domestically and internationally.

(2)	Audit related fees in 2024 and 2023 primarily consist of fees for the audit of The GEO Save 401(k) Plan and related Annual Report filed on Form 11-K.

(3)	All other fees for 2024 relates to services rendered in connection with certain system examinations.

The Audit and Finance Committee of the Board of Directors has implemented procedures to ensure that all audit and permitted non-audit services provided to GEO are pre-approved by the Audit and Finance Committee. All of the audit, audit-related and all other services provided by Grant Thornton to GEO in 2024 and 2023 were approved by the Audit and Finance Committee pursuant to these procedures. All non-audit services provided in 2024 and 2023 were reviewed with the Audit and Finance Committee, which concluded that the provision of such services by Grant Thornton was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Audit and Finance Committee Pre-Approvals of Audit, Audit-Related, Tax and Permissible Non-Audit Services

The Audit and Finance Committee periodically approves the provision of various audit, audit-related, tax and other services by Grant Thornton. The Audit and Finance Committee plans to continue to review and pre-approve such services as appropriate. In addition, the Audit and Finance Committee has delegated to its Chairman the authority to grant, on behalf of the Audit and Finance Committee, the pre-approvals required under the Sarbanes-Oxley Act for the provision by Grant Thornton to GEO of auditing and permissible non-audit services; provided, however, that any decision made by the Chairman with respect to any such pre-approvals must be presented at the next regularly scheduled full Audit and Finance Committee meeting that is held after such decision is made.

All of the services provided by Grant Thornton to GEO in 2024 and 2023 were approved by the Audit and Finance Committee pursuant to these procedures. The Audit and Finance Committee will continue to review and pre-approve such services as appropriate.

AUDIT AND FINANCE COMMITTEE REPORT

In accordance with the powers and duties of the Audit and Finance Committee as set forth in its charter, the committee hereby reports the following:

1.	The Audit and Finance Committee has reviewed and discussed the audited financial statements for the fiscal year with management;

2.

The Audit and Finance Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the Securities and Exchange Commission;

3.

The Audit and Finance Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence;

4.

Based on the review and discussions referred to in paragraphs 1. through 3. above, the Audit and Finance Committee recommends to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission;

5.

The Audit and Finance Committee has reviewed all fees, both audit related and non-audit related, of the independent accountant and considers the provision of non-audit services to be compatible with the maintenance of the independent accountant’s independence; and

6.	All members of the Audit and Finance Committee are independent as independence is defined in Sections 303 of the NYSE’s current listing standards.

By the Audit and Finance Committee:

Terry Mayotte (Chairman)

Thomas C. Bartzokis

Jack Brewer

Donna Arduin Kauranen

Scott Kernan

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Role of the Compensation Committee

The Compensation Committee of our Board of Directors establishes and regularly reviews our compensation philosophy and programs, exercises authority with respect to the determination and payment of base and incentive compensation to executive officers and administers the Employee Stock Purchase Plan and our Second Amended and Restated 2018 Stock Incentive Plan. Our Compensation Committee consists of four members, each of whom is independent as that term is defined in the Sarbanes-Oxley Act of 2002 and the rules and regulations that have been promulgated under the Securities Exchange Act of 1934, as amended, or Exchange Act, and in the listing standards of the New York Stock Exchange. The Compensation Committee operates under a written charter that was first adopted by our Board of Directors in February 2004 and has been amended periodically, including most recently in November 2024. The charter more fully describes the role, responsibilities and functioning of the Compensation Committee. A current copy of this charter can be viewed on our website at www.geogroup.com by clicking the link “Our Commitments” on our homepage and then clicking the links “Governance with Integrity — Corporate Governance”.

Say-on-Pay Results

At our 2024 Annual Meeting of Shareholders, approximately 95% of the votes cast voted to approve the advisory resolution on our executive compensation referred to as the “say-on-pay” vote.

The Compensation Committee considered the results of the shareholder vote on the 2024 “say-on-pay” proposal as one of the many factors relevant in connection with the discharge of its responsibilities along with the advice of its independent compensation consultant and shareholder feedback.

Role and Independence of Compensation Consultant

The Compensation Committee assessed the independence of Pay Governance LLC (“Pay Governance”), a nationally recognized executive compensation consultant, taking into account the following factors:

•	Other services provided by Pay Governance;

•	The amount of fees paid by GEO to the consultant as a percentage of its total revenues;

•	Any business or personal relationships between the consultant (including its representatives) and GEO’s directors or senior officers; and

•	The policies and procedures the consultant has in place to prevent conflicts of interest, which includes a prohibition against stock ownership in GEO.

Pay Governance has attested to its independence and does not provide any services to GEO other than those related to executive and director compensation consulting. Based on its assessment, the Compensation Committee agreed that the compensation consultant is independent and that the compensation consultant’s work does not raise any conflicts of interest.

During 2024, the Compensation Committee engaged Pay Governance to perform the following services: (i) a peer group analysis and review of the compensation levels of the executive officers and non-employee directors; (ii) a review of the proxy statement for the 2024 Annual Meeting of Shareholders including consultation related to the Compensation Discussion & Analysis section of the proxy statement; (iii) calculation of the Total Shareholder Return (“TSR”) Performance to determine the performance-based restricted stock payout levels; (iv) calculation of the Accounting Fair Value for performance-based restricted stock awards; (v) a peer group analysis and review of non-employee director compensation; and (vi) a review of executive compensation trends and developments. Other than as described above, Pay Governance was not asked to perform any other services for us in 2024. GEO paid Pay Governance a total of $142,279 related to its work for the Compensation Committee in 2024.

Under its charter, the Compensation Committee has the ability to retain any advisors it deems necessary or desirable in order for it to discharge its duties. The Compensation Committee also has sole authority to terminate the retention of any advisor it has retained.

Compensation and Governance Practices Checklist

The following sets forth what we do and what we don’t do with respect to our compensation and governance practices relating to compensation.

What We Do

✓ Independent compensation consultant reporting to the Committee

✓ Market-aligned stock ownership requirements for executive officers (values at least equal to 6x base salary for the CEO and at least equal to 3x base salary for other executive officers)

✓ Incentive compensation based on clear, measurable goals for unique key financial, strategic and operational metrics that drive business performance in the short- and long-term

✓ Balanced pay mix consisting of fixed and variable pay including both cash and equity

✓ Thoughtfully selected peer group consisting of security and alarm services firms as well as other companies in commercial services and supplies and healthcare facilities with similar revenues and market cap

✓ For our NEOs excluding Dr. Zoley, 100% of our long-term incentive is delivered in performance-based restricted stock that only vest following a three-year performance period subject to achieving objective metrics, ROCE and Relative TSR

✓ Double-trigger change-in-control arrangements

✓ Clawback and anti-hedging

What We Don’t Do

✗ No single-trigger equity acceleration upon a change in control

✗ No excessive perquisites

✗ No excise tax gross-ups

✗ No repricing or exchanging of underwater stock options without shareholder approval

Process for Determining Compensation

When making decisions regarding the compensation of named executive officers, including the position of Chief Executive Officer, the Compensation Committee considers competitive market data and analyses prepared by Pay Governance, historical pay to the named executive officers and the appropriateness of such compensation, including by comparing it to a peer group of companies periodically. Annually, the Compensation Committee will use peer group and broader general industry data to obtain a general understanding of compensation practices and therefore ensure that it is acting in an informed and responsible manner to make sure our executive compensation program is competitive. The Compensation Committee views peer group data as one factor in assisting its compensation decisions.

In July 2023 the Compensation Committee approved the use of the following companies for benchmarking in fiscal year 2024:

ACCO Brands Corporation

Brady Corporation

Bright View Holdings, Inc.

Casella Waste Systems, Inc.

CoreCivic, Inc.

Deluxe Corporation

Driven Brands Holdings Inc.

Enviri Corporation (previously known as Harsco Corporation)

Healthcare Services Group, Inc.

HNI Corporation

Interface, Inc.

Matthews International Corporation

MillerKnoll, Inc.

OPENLANE, Inc. (previously known as KAR Auction Services, Inc.)

Pitney Bowes Inc.

Steelcase Inc.

Stericycle, Inc.

Surgery Partners, Inc.

The Brinks Company

UniFirst Corporation

In 2024, the Compensation Committee asked Pay Governance to conduct a peer group analysis to evaluate our compensation programs and practices as a whole, and the compensation levels of our named executive officers.

Important Factors Given Particular Consideration by the Compensation Committee in Setting Compensation for the Named Executive Officers

In setting executive compensation for our named executive officers, the Compensation Committee gives particular attention and focus to the following factors over a several year period:

•	Our financial performance;

•	Our reduction of net recourse debt;

•	Achievement of strategic operating objectives;

•	The performance of our senior management team;

•	Our prospects for future growth in revenues and profitability; and

•	Our stock price performance.

Applying these factors to our Company during the previous several years in setting named executive officer compensation, the Compensation Committee considered the following:

•	We reduced our net debt to approximately $1.7 billion. Since the beginning of 2020, we have reduced our overall net recourse debt by more than $700 million.

•

For the full year 2024, we reported total revenues of $2.42 billion, Net Income Attributable to GEO of $32.0 million, and Adjusted EBITDA of $463.5 million (for a reconciliation of GAAP measures to the Non-GAAP measures referenced in this bullet, please see Appendix A).

•

During 2024, we closed a private offering of $1.275 billion aggregate principal amount of senior notes, comprised of $650.0 million aggregate principal amount of 8.625% senior secured notes due 2029 (the “Secured Notes”) and $625.0 million aggregate principal amount of 10.25% senior unsecured notes due 2031 (the “Unsecured Notes” and, together with the Secured Notes, the “Notes”) and closed a new five-year $450.0 million Term Loan B (the “Term Loan”), bearing interest at SOFR plus 5.25%, under a new $760.0 million senior secured credit facility. The new senior secured credit facility also includes a five-year revolving line of credit for $310.0 million. GEO used the net proceeds of the offering of the Notes, borrowings under the new Term Loan, and cash on hand to refinance approximately $1.5 billion of existing indebtedness, including to fund the repurchase, redemption or other discharge of our previously existing Tranche 1 Term Loan and Tranche 2 Term Loan under our prior senior credit facility, the 9.50% senior second lien secured notes, the 10.50% senior second lien secured notes, the 6.00% senior notes due 2026, and to pay related premiums, transaction fees and expenses. GEO also used a portion of the net proceeds and cash on hand to retire or settle during 2024 $229.9 million principal amount of the 6.50% exchangeable senior notes due 2026 issued by GEO Corrections Holdings, Inc., using shares of GEO common stock and cash.

•

Throughout the year, our GEO Secure Services facilities successfully underwent over 197 audits, including internal audits, government reviews, third-party accreditations, and certifications. Our GEO Secure Services also renewed 13 secure contracts, including 9 contracts at the federal level with ICE and U.S. Marshals. Our GEO Reentry Services renewed 31 residential reentry contracts, including 15 contracts with the Federal Bureau of Prisons. We also renewed 44 contracts for our non-residential and day reporting centers. Our GEO Transport, Inc. division safely completed approximately more than 18 million miles in the U.S. and internationally.

•

During 2024, the GEO Continuum of Care programs achieved the following important milestones: (i) completed approximately 6.8 million hours of rehabilitation programming; (ii) achieved approximately 60,000 behavioral program completions; (iii) awarded approximately 3,100 GEDs and high school equivalency degrees; (iv) achieved more than 43,000 individual cognitive behavioral sessions; (v) awarded approximately 9,700 vocational training certifications; (vi) provided post-release support services to more than 3,000 individuals returning to their communities, with over 800 post-release participants attaining employment; and (vii) awarded more than 9,000 substance abuse treatment program completions.

•

We believe the efforts undertaken by our senior management team over the past several years to maintain and expand our company´s business, both in our core corrections business and into new diversified services, have positioned us to have what we believe are strong prospects for revenue and profit in our industry.

•

Our senior management team has consistently demonstrated the ability, over a long period of time, to manage through and capably address and mitigate the key risks that face our business on an ongoing basis.

•

Our senior management team has consistently made delivering shareholder value a priority. The closing price of our stock price went from $10.76 per share on January 2, 2024 to $27.98 on December 31, 2024.

Elements of Compensation

Our compensation program for named executive officers consists of the following components:

•	Annual base salaries;

•	Annual cash incentive compensation;

•	Performance-based equity compensation;

•	Time-based equity compensation; and

•	Other benefits and perquisites.

Each of these components is reflected in the Summary Compensation Table and is also discussed in further detail below.

Why Each Element of Compensation is Paid and How the Amount of Each Element is Determined

The following is a brief discussion of each element of our named executive officer compensation. The Compensation Committee considers each of these elements in order to ensure that a desirable overall mix is established between base compensation and incentive compensation, cash and non-cash compensation and annual and long-term compensation. The Compensation Committee also evaluates on a periodic basis the overall competitiveness of our executive compensation packages as compared to packages offered in the marketplace for which we compete for executive talent. Overall, our Compensation Committee believes that our executive compensation packages are currently appropriately balanced and structured to retain and motivate our named executive officers, who we believe constitute the most experienced senior management team in our industry. The Compensation Committee evaluates GEO’s executive compensation policies and practices on an ongoing basis.

Base Salaries. The cash salaries paid to the named executive officers are incorporated into the terms of executive employment agreements with our named executive officers. Any increases in salaries have been made either pursuant to the terms of the employment agreements or at the discretion of the Compensation Committee.

For 2024, our Compensation Committee determined it was appropriate to increase the annual base salaries of Dr. Zoley and Mr. Black by approximately 3% as compared to their 2023 annual base salaries following their individual performance assessments reflecting their contributions to the strong financial and operational performance of the Company and a review of projected salary increases in the market. This level of base salary increase is consistent with increases and the salary budget for the broad-based, non-union employee population. For 2024, our Compensation Committee determined it was appropriate to increase the annual base salaries of Messrs. Evans, March and Calabrese to $1,000,000, $450,000 and $700,000, respectively, as a result of their new appointments as Chief Executive Officer, Acting Chief Financial Officer and President and Chief Operating Officer, respectively, effective as of January 1, 2024, taking into account their new roles at GEO with an increased level of job duties and responsibilities, and subsequently adjusted their annual base salaries by approximately 3% consistent with the increases to Dr. Zoley and Mr. Black following their individual performance assessments reflecting their contribution to the strong financial and operational performance of the Company and a review of projected salary increases in the market for executives in such positions. In June of 2024, the Board approved the appointment of Mr. Suchinski as Senior Vice President and Chief Financial Officer. The Compensation Committee determined it was appropriate to approve his annual base salary of $700,000 pursuant to the terms of his Executive Employment Agreement.

Annual Cash Incentive Compensation. Annual cash incentive compensation for each of our named executive officers is governed by our Senior Management Performance Award Plan, as amended (the “Performance Award Plan”). The Performance Award Plan is administered by our Compensation Committee, which has the authority to make all discretionary determinations necessary or appropriate under the Performance Award Plan. The Performance Award Plan is governed by the Compensation Committee and is administered on a day-to-day basis by the Chief Executive Officer, Chief Financial Officer and the Senior Vice President of Human Resources.

Under the Performance Award Plan, each of our named executive officers is eligible to receive annual cash incentive compensation based on our relative achievement of budgeted revenue and Adjusted EBITDA for the fiscal year. We believe revenue and Adjusted EBITDA are meaningful metrics to assess our performance. The metrics are used by our management team when it develops its annual operating plan and budget and are used by our investors in evaluating our performance against the annual financial guidance we give on revenue and Adjusted EBITDA. For purposes of the Performance Award Plan, Adjusted EBITDA means EBITDA adjusted for (gain)/loss on asset divestitures, pre-tax, net loss attributable to non-controlling interests, stock-based compensation expenses, pre-tax, transaction related expenses, pre-tax, other non-cash revenue and expenses, pre-tax, and certain other adjustments as defined from time to time. Adjusted EBITDA as used in the Performance Award Plan will have the same meaning as it does in our earnings releases and supplemental materials on a quarterly and annual basis. In determining the amount of annual incentive cash compensation awarded, our Adjusted EBITDA is weighted 65% and our revenue is weighted 35% (collectively, the “Target Weighting of Revenue and Adjusted EBITDA”).

Awards under the Performance Award Plan are made as follows: (i) targets for budgeted revenue and Adjusted EBITDA are set at the beginning of each fiscal year; (ii) the Performance Award Plan includes for each named executive officer an annual incentive target amount as a percentage of the officer’s salary which forms the basis for computing the officer’s award under the Performance Award Plan; and (iii) at the end of the fiscal year, a multiplier set forth in the Performance Award Plan that is based on our relative achievement of budgeted revenue and Adjusted EBITDA for the fiscal year is applied to each officer’s annual incentive target amount referenced in (ii) above. The multiplier is the same for all named executive officers.

The following table shows, for each named executive officer, the annual incentive target amount as a percentage of salary that the respective officer is eligible to receive under the Performance Award Plan. The Compensation Committee determined it was appropriate to adjust the individual target percentage for the 2024 annual cash incentive opportunity for Mr. Calabrese to 100% of his base salary as a result of his promotion to President and Chief Operating Officer. The Compensation Committee also determined it was appropriate to set the individual target percentage for the 2024 annual cash incentive opportunity for Mr. Suchinski to 100% of his base salary as a result of his appointment as Chief Financial Officer. There were no other changes to the individual target percentages of any of the other NEOs.

Named Executive Officer	Annual Incentive Target Amount (As a Percentage of Salary)
Executive Chairman	100%
Chief Executive Officer	100%
President and Chief Operating Officer	100%
Chief Financial Officer	100%
Senior Vice Presidents	75%
Acting Chief Financial Officer	50%

The following table shows how each named executive officer’s annual incentive cash compensation award is calculated by applying a percentage adjustment methodology, or multiplier, separately to the respective Target Weighting of Revenue and Adjusted EBITDA results on a straight-line basis:

Performance and Payout Relationship (as % of Target)
Component	Threshold	Target	Maximum
Performance	90%	100%	110%
Payout	50%	100%	200%

2024 Cash Incentive Outcomes

The Adjusted EBITDA target for 2024 was set at $483.9 million, a decrease of $23.3 million or 4.6% compared to Adjusted EBITDA achieved during 2023. The Compensation Committee determined it was appropriate to set the Adjusted EBITDA target for 2024 at a reduced level primarily because of declining electronic monitoring revenues.

The Adjusted revenue target for 2024 was set at $2.425 billion, which was slightly above the revenue achieved during 2023. The Compensation Committee determined it was appropriate to set the Adjusted revenue target slightly above the revenue achieved during 2023 as the declining electronic monitoring revenues were offset with lower margin secure services revenue.

In 2024, the Company achieved Adjusted EBITDA performance below the target performance objective due to increased general and administrative fees in part due to our recent reorganization of our senior management team and additional associated professional fees. The Company achieved Adjusted revenue performance above the target performance objective primarily due to higher secure services revenue which offset declining electronic monitoring revenues.

FY 2024 Performance Results
Metrics ($Millions)	Weighting	Target	Actual	Actual as a % of Target	Payout as a % of Target
Adjusted EBITDA	65%	$483.9	$463.5	95.8%	91.6%
Adjusted Revenue	35%	$2,425.0	$2,426.3	100.1%	100.3%
				Weighted Payout as % of Target	94.7%

There were no adjustments to annual incentives earned for individual performance in 2024. Based on these results, the following annual incentive amounts were awarded to the named executive officers for fiscal year 2024 performance:

Executive	FY ‘24 Target Incentive ($)	Corporate Financial Performance Factor	Target x Financial Performance Factor ($)	Actual Incentive Earned ($)
George C. Zoley	1,113,945	94.65%	1,054,349	1,054,349
Brian R. Evans	1,030,000	94.65%	974,895	974,895
Mark J. Suchinski	700,000	94.65%	662,550	662,550
Shayn P. March	231,750	94.65%	219,351	219,351
Wayne Calabrese	721,000	94.65%	682,427	682,427
James H. Black	417,730	94.65%	395,381	395,381

2024 Equity Incentive Awards

Our Compensation Committee has historically granted awards under our equity compensation plans to our key employees and members of our Board of Directors to support a performance-oriented culture and to further align the interests of management and our shareholders.

The amounts of awards granted under our equity compensation plans are determined by the Compensation Committee after taking into account the following factors: the recommendations of the Chief Executive Officer (other than for his awards), the share usage rates and potential dilution to shareholders, competitive market practices, the overall performance of the Company and the individual performances of the grantees.

On March 1, 2024, GEO made its annual grants of performance-based restricted stock to our named executive officers, other than Dr. Zoley and Mr. Suchinski, that vest, if earned, by March 15, 2027 using the same performance criteria as the grants made in 2023.

Pursuant to the terms of the Executive Chairman Agreement, Dr. Zoley receives shares of restricted stock with a grant date fair value equal to 100% of his base salary that vest on the one-year anniversary of the grant date. Pursuant to the terms of his Employment Agreement, Mr. Suchinski received 50,000 shares of performance-based restricted stock on July 8, 2024, the effective date of his employment, that vest, if earned, by March 15, 2027 using the same performance criteria as the grants made in 2023.

For 2024, 100% of our equity incentive awards provided to the NEOs, except for Dr. Zoley, were in the form of performance-based restricted stock awards which was more performance oriented than the mix of performance and time vested equity awards observed across the peer group. On average, the peers deliver approximately 58% of their long-term incentive to NEOs in performance-based equity awards and 42% in time-vested equity.

The following table lists the number of time-based shares of restricted stock and performance-based shares of restricted stock granted to each named executive officer in 2024:

Executive	Number of Time-Based Restricted Shares Granted in 2024	Number of Performance Shares Granted in 2024	Approved Value on Date of Grant(1)
George C. Zoley	92,138	—	$1,113,948
Brian R. Evans	—	85,194	$1,029,995
Mark J. Suchinski	—	50,000	$ 753,000
Shayn P. March	—	28,753	$ 347,624
Wayne Calabrese	—	44,727	$ 540,749
James H. Black	—	34,552	$ 417,734

(1)

The approved value on the date of grant reflects the number of shares granted multiplied by the closing share price on the date of grant. The closing share price for each grant, other than Mr. Suchinski’s was $12.09 on March 1, 2024. The closing share price for Mr. Suchinski’s grant was $15.06 on July 8, 2024. We note that this value differs from the value disclosed in the Summary Compensation Table where the portion of the shares covered by the Relative TSR metric are valued based on a Monte Carlo simulation model per the SEC’s requirements.

Specifically, the performance targets for the 2024 performance-based restricted stock grants are:

Performance Metric	Metric Weighting	Threshold	Target	Maximum
Relative TSR	50%	P30	P50	P90
Return on Capital Employed	50%	+1% of WACC	9%	12%

	Payouts (% of Target)	30%	100%	200%

The threshold required for payment under the return on capital employed (“ROCE”) metric is set at +1% of our weighted average cost of capital (“WACC”) over the three-year measurement period to ensure that payments only occur during periods of positive returns. The WACC is a product of the cost of our capital over the performance period and will not be known until the performance period has concluded. The 9% target was set consistent with the prior cycle in recognition of the higher interest rate environment which is likely to increase the Company’s cost of capital. The higher cost of capital requires a higher level of earnings to produce the same level of return on capital employed.

Additionally, there is a performance “governor” that caps payouts under the Relative TSR metric at 100% of target if GEO’s absolute TSR is negative over the 3-year period. Performance below threshold results in 0% payout on that specific metric. The relative TSR metric uses all S&P 600 companies in the Commercial & Professional Services GICS code to measure performance.

Equity Incentive Outcomes for 2022 to 2024 Performance Cycle

On March 1, 2022, the Compensation Committee granted target awards of performance-based restricted stock vesting over a three-year period beginning January 1, 2022 provided that certain TSR performance goals and ROCE goals were met as of December 31, 2024. Specifically, the performance targets were:

Performance Metric	Metric Weighting	Threshold	Target	Maximum
Relative TSR	50%	P30	P50	P90
Return on Capital Employed	50%	+1% of WACC	9%	12%

	Payouts (% of Target)	30%	100%	200%

The Compensation Committee engaged Pay Governance to calculate the final TSR rank and payout calculations for the TSR component of these awards. Pay Governance determined that based upon their calculations for the Company and the S&P 600 companies in the Commercial & Professional Services GICS code, the Company’s 2022-2024 TSR of 272.8% places the Company in the 100 th
percentile of the peer group which results in a TSR component payout of 200%. The Company’s management calculated the return on capital employed component of the performance-based restricted stock to be 14.0% during the 2022-2024 period, which results in a ROCE component payout of 200% of the target award. Based on the calculations of the TSR component and the ROCE component, Company management certified to the Compensation Committee that when the TSR component is combined with the ROCE component, the combined award payout is approximately 200% of the target award. After reviewing the information provided to the Compensation Committee by Pay Governance and management, the Compensation Committee approved the vesting of the performance-based restricted stock in the amounts provided below:

Performance-Based Restricted Stock: 2022-2024 Cycle
Executive	Shares at Target	Performance Factor	Shares Earned
George C. Zoley	—	—	—
Brian R. Evans	125,000	200%	250,000
Mark J. Suchinski	—	—	—
Shayn P. March	—	—	—
Wayne Calabrese	100,000	200%	200,000
James H. Black	100,000	200%	200,000
This grant was prior to Mr. Suchinski’s appointment to Senior Vice President and Chief Financial Officer and as a result he was not eligible and did not receive a grant of performance-based restricted stock. This grant was prior to Mr. March’s appointment as Acting Chief Financial Officer and as a result he was not eligible and did not receive a grant of performance-based restricted stock. Instead, Mr. March received a grant of restricted stock that vest in increments of 25% each year on the anniversary of the grant date. This grant was subsequent to the appointment of Dr. Zoley as Executive Chairman and pursuant to the terms of his Executive Chairman Employment Agreement he was not eligible and did not receive a grant of performance-based restricted stock.
Equity Grant Policies
Equity awards are expected to be approved for current employees, including our named executive officers, at the February Compensation Committee meeting each year with a grant date of the first business day of March. In addition to the annual equity grants, equity grants may be granted at other times during the year to new hires, employees receiving promotions, and in other special circumstances. We do not grant equity awards in anticipation of the release of material, nonpublic information or time the release of material, nonpublic information based on equity award grant dates, vesting events, or sale events. The timing of the March annual equity grants is in accordance with the yearly compensation cycle, with awards granted during the first quarter to incentivize employees to deliver on the Company’s strategic objectives for the new fiscal year. No stock options have been granted by us to our executive officers since 2011, and there are no current plans to grant our executive officers stock options. Currently, employees that are categorized as a “Director” or above receive restricted stock and employees that are categorized below the “Director” role receive stock options.
Eligible employees, including our named executive officers, may voluntarily enroll in the ESPP and receive an option to purchase shares at a discount using accumulated payroll deductions. Purchase dates under the ESPP are generally the last business day of each month.

2025 Compensation Actions

Base Salary

For 2025, our Compensation Committee determined it was appropriate to increase the annual base salaries of Dr. Zoley and Messrs. Suchinski and Calabrese by approximately 3% as compared to their 2024 annual base salaries following their individual performance assessments reflecting their contributions to the strong financial and operational performance of the Company and a review of projected salary increases in the market. This level of base salary increase is consistent with increases and the salary budget for the broad-based, non-union employee population. Messrs. Evans and Black retired from the Company effective December 31, 2024. Mr. March ceased serving as the Acting Chief Financial Officer on July 8, 2024, the effective date of Mr. Suchinski’s appointment as Chief Financial Officer, but continues to serve as Executive Vice President, Finance and Treasurer. Mr. Donahue was appointed Chief Executive Officer on December 16, 2024, effective January 1, 2025. Pursuant to the terms of his Executive Employment Agreement, Mr. Donahue’s annual base salary for 2025 is $1,000,000.

Annual Cash Incentive Opportunities

The annual cash incentive compensation for fiscal year 2025 performance will be determined under the Performance Award Plan consistent with the methodology used in 2024 based on the budgeted Adjusted EBITDA and budgeted revenue 2025 performance goals set by the Compensation Committee. There were no changes to the individual target percentages of any of the NEOs.

Equity Awards

On February 24, 2025, the Compensation Committee approved and recommended to the Board that it approve certain modifications to GEO’s long-term equity incentive plan for senior management (the “LTIP”) administered under the Second Amended and Restated 2018 Stock Incentive Plan. The Board approved the modifications to the LTIP on February 25, 2025. GEO’s prior awards under the LTIP consisted 100% of performance-based restricted stock using two vesting metrics to calculate the performance stock award payouts: (1) Total Shareholder Return (“TSR”) and (2) Return on Capital Employed (“ROCE”). Under the amended LTIP, stock awards to senior management beginning in 2025 will consist of an award where 50% of the stock award is time-based restricted stock vesting over three years and 50% of the stock award will consist of a performance-based award of restricted stock using the performance metrics of TSR and ROCE to calculate payouts (50% of the performance-based component will use TSR and 50% of the performance-based component will use ROCE). The maximum payout of stock under the performance-based component of the award will be capped at 180%, down from 200%.

On March 3, 2025, the Compensation Committee granted equity awards pursuant to the approved LTIP for 2025, other than for Dr. Zoley, Messrs. Evans, Black, Calabrese and March.

Pursuant to the Executive Chairman Agreement, Dr. Zoley received a grant of restricted stock on March 3, 2025 with a grant date fair value equal to 100% of his base salary that vest on the one-year anniversary of the grant date. Messrs. Evans and Black retired from the Company effective as of December 31, 2024 and therefore did not receive an equity award in 2025. Mr. Calabrese will be retiring from the Company effective as of March 31, 2025 and therefore did not receive an equity award in 2025. Mr. March did not receive an award pursuant to the approved LTIP for 2025 but received an award of time-based restricted stock consistent with the equity awards made to other officers of the Company.

On February 24, 2025, the Compensation Committee of the Board approved the grant of a one-time special recognition stock award to Dr. Zoley, in the amount of 207,862 shares of restricted stock, to be granted on March 3, 2025 (the “Grant Date”), which will vest on the one-year anniversary of the Grant Date. The Compensation Committee approved this special recognition stock award in light of: (1) the exceptional recent

Company performance, both operational and on the basis of Total Shareholder Return, (2) Dr. Zoley’s operational and leadership responsibilities that have expanded beyond his expected duties in the Executive Chairman role over the past 3-years due to turnover of multiple CEO’s and (3) his leadership in the areas of business development and customer relationships and the achievements obtained in these areas reflecting his status as a founder of the industry with deep networks developed over time across the government and with other key customers. In approving this special recognition stock award, the Compensation Committee took into account the 92,138 shares of restricted stock that had been granted to Dr. Zoley in 2024.

The following lists the number of time-based shares of restricted stock and performance-based shares of restricted stock granted to each of the named executive officers on March 3, 2025:

Executive	Number of Time-Based Restricted Shares Granted in 2025		Number of Performance Based Restricted Stock Granted in 2025	Value on Date of Grant $26.23/share(1)
George C. Zoley	257,862	(2)	—	$6,763,720
Brian R. Evans	—		—	—
Mark J. Suchinski	25,000		25,000	$1,311,500
Shayn P. March	10,602		—	$278,090
Wayne Calabrese	—		—	—
James Black	—		—	—

(1)

The value on the date of grant reflects the number of shares authorized multiplied by the closing share price on the date of grant. The closing share price was $26.23 on March 3, 2025. We note that this value will differ from the value that will be disclosed in the 2024 Summary Compensation Table where the portion of the shares covered by the Relative TSR metric will be valued based on a Monte Carlo simulation model per the SEC’s requirements.

(2)	The 257,862 shares of restricted stock includes a one-time special recognition stock award of 207,862 shares of restricted stock and the 2025 annual equity award of 50,000 shares of restricted stock.

Other Benefits and Perquisites. Our executive compensation program includes other benefits and perquisites as more fully reflected in the table set forth below titled “All Other Compensation.” These benefits and perquisites are reviewed annually by the Compensation Committee with respect to amounts and appropriateness. Currently, the benefits and perquisites which the named executive officers are eligible to receive fall into four general categories (which are described in more detail below): (i) retirement benefits pursuant to our executive retirement agreement in the case of Dr. Zoley and pursuant to our senior officer retirement plan in the case of the other named executive officers; (ii) benefits under the deferred compensation plan; (iii) value attributable to life insurance we afford our named executive officers beyond that which is offered to our other employees generally; and (iv) travel and entertainment perquisites, such as an automobile allowance, club dues and personal use of the corporate aircraft. For 2024, Dr. Zoley was allotted thirty (30) hours of personal use of the corporate aircraft and Mr. Evans was allotted ten (10) hours of personal use of the corporate aircraft.

Senior Officer Retirement Plan. Messrs. Evans, Black and March participated during 2024 in our senior officer retirement plan, which is offered to our senior officers. The senior officer retirement plan is a defined benefit plan and, subject to certain maximum and minimum provisions, provides for the payment to the officer of a monthly retirement benefit based on a percentage of the officer’s final average annual salary earned during the employee’s last five years of credited service (excluding bonus) multiplied by the employee’s years of credited service. A participant will vest in his or her benefits under the senior officer retirement plan upon the completion of ten (10) years of service. The amount of benefit increases for each full year beyond ten (10) years of service except that there are no further increases after twenty-five (25) years of service. The maximum target benefit under the senior officer retirement plan is 45% of final average salary. Reduced benefits are payable for lesser service and early retirement. Benefits under the senior officer retirement plan are offset 100% by social security benefits received by the officer and are computed on the basis of a straight-life annuity. The plan also provides for pre-retirement death and disability benefits. Amounts owing under the plan are payable from the general assets of the Company. Messrs. Evans and Black retired from the Company effective December 31, 2024 and are eligible for retirement benefits under the senior officer retirement plan. Mr. Calabrese is not eligible for retirement benefits under the senior officer retirement plan based on his prior employment and retirement, which resulted in Mr. Calabrese taking his benefits at that time. There were no changes to the Senior Officer Retirement Plan in 2024.

Dr. Zoley’s Executive Retirement Agreement

Pursuant to the terms of the 2021 Amended and Restated Retirement Agreement, dated as of May 27, 2021, entered into between the Company and Dr. Zoley (the “2021 Amended and Restated Retirement Agreement”), upon the date that Dr. Zoley ceases to provide services to the Company, the Company will pay to Dr. Zoley an amount equal to $3,600,000 which shall be paid in cash (the “2021 Grandfathered Payment”). The value of $3,600,000 was determined based on the approximate value of the retirement payment due to Dr. Zoley under the prior retirement agreement that was payable in shares of GEO common stock based on the closing price per share prior to entering into the 2021 Amended and Restated Retirement Agreement. The payment shall be credited with interest at a rate of 5% compounded quarterly (the “Grandfathered Earnings Account”). Additionally, at the end of each calendar year the Company will credit an amount equal to $1,000,000 provided that Dr. Zoley is still providing services to the Company pursuant to the Executive Chairman Agreement (the “Employment Contributions Account”). The Employment Contributions Account will be credited with interest at the rate of 5% compounded quarterly (approximately 22% annually). Upon the date that Dr. Zoley ceases to provide services to the Company, the Company will pay Dr. Zoley in one lump sum cash payment each of the 2021 Grandfathered Payment, the Grandfathered Earnings Account and the Employment Contributions Account subject to the six-month delay provided in the 2021 Amended and Restated Retirement Agreement. The balance of the 2021 Grandfathered Payment, the Grandfathered Earnings Account and the Employment Contributions Account was $12.6 million at December 31, 2024.

Deferred Compensation Plan. Our named executive officers are currently excluded from participating in our 401(k) plan by virtue of their compensation level. Accordingly, we have established a deferred compensation plan for certain employees, including the named executive officers, which permits them to defer up to 100% of their compensation to provide for their retirement. Under the deferred compensation plan, the Company may make matching contributions on a discretionary basis. Messrs. Evans and Black participated in the deferred compensation plan during 2024.

Excess Group Life Insurance. We pay rates for the life insurance policies of our named executive officers above the level that is excludable under applicable tax rules. Payments in connection with the resulting excess coverage are treated as imputed income to the officers and are not deductible by the Company.

How Each Compensation Element Fits into the Overall Compensation Objectives and Affects Decisions Regarding Other Elements

In establishing compensation packages for executive officers, numerous factors are considered, including the particular executive’s experience, expertise and performance, the Company’s overall performance and compensation packages available in the marketplace for similar positions. In arriving at amounts for each component of compensation, our Compensation Committee strives to strike an appropriate balance between base compensation and incentive compensation, including equity-based compensation and cash awards under the Performance Award Plan. The Compensation Committee also endeavors to properly allocate between cash and non-cash compensation (subject to the availability of equity compensation awards under our then current equity compensation plans), and between annual and long-term compensation.

When considering the marketplace, particular emphasis is placed upon compensation packages available at a comparable group of peer companies.

In 2024, the Compensation Committee requested that Pay Governance provide the Compensation Committee with a report of its review and analysis of executive and director compensation levels, policies, practices, and procedures with a comparison to a set of peer companies selected by the Compensation Committee with input from Pay Governance. In 2024, the Compensation Committee also requested that Pay Governance provide the Compensation Committee with a report on executive compensation trends and developments. Pay Governance prepared and submitted the various reports and presentations to the Compensation Committee and, on occasion, discussed the content with the Chairman of the Compensation Committee prior to Compensation Committee meetings.

Executive and Director Stock Ownership Guidelines

The Company adopted stock ownership guidelines in 2012 applicable to our senior executive officers, including our named executive officers, and our Board members. The guidelines, as most recently amended in 2018, require our CEO to maintain equity holdings in GEO equal in value to at least 6 times his annual base salary, our other executive officers to maintain equity holdings in GEO equal in value to at least 3 times their annual base salaries, and our non-employee directors to maintain equity holdings in GEO equal in value to at least 3 times their annual cash retainers. The guidelines as most recently amended also specify that shares which will count toward the total share ownership requirement are actual shares owned, options and restricted shares, vested and unvested, and unvested performance share awards at the threshold level. Performance share awards at the target and maximum level will not be counted until the performance metrics have been met and the performance shares have vested. All senior executive officers and directors must satisfy the stock ownership guidelines five years from their appointment as a director or a senior executive officer. Each of our senior executive officers and directors has satisfied such guidelines or has time remaining to do so under the guidelines. The Compensation Committee oversees the stock ownership guidelines and any amendments to the stock ownership guidelines.

Clawback/Recoupment Policy

In October 2023, to comply with recent SEC rules and New York Stock Exchange listing standards, the Compensation Committee approved a new compensation recovery policy, also referred to as a “clawback” policy. The policy provides that in the event of an accounting restatement due to the material noncompliance of GEO with any financial reporting requirement under the U.S. federal securities laws, the Company will attempt to recover from our covered executives (meaning any current or former executive officer of GEO as determined by the Board in accordance with the definition of “executive officer” set forth in Rule 10D-1 of the Exchange Act), the excess of the amount of incentive-based compensation received by such officer during the three completed fiscal years immediately preceding the required restatement date over the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts.

Prohibition of Hedging and Pledging of Company Shares

The Company prohibits certain transactions in the Company’s securities under the terms of its insider trading policy, including engaging in hedging transactions to hedge against losses on the Company’s securities, including but not limited to collars, forward sale contracts, trading in publicly traded options, puts, calls or other derivative instruments, and engaging in short sales of the Company’s securities. Additionally, directors, officers and employees may not hold Company securities in margin accounts or otherwise pledge Company securities as collateral for a loan unless a waiver from this restriction is granted by the Chief Executive Officer or the Chairman of the Compensation Committee. A waiver from this restriction was granted to Mr. Evans.

Conclusion

We believe that our compensation programs appropriately reward executive performance and closely align the interests of our named executive officers and key employees with the interests of our shareholders, while also enabling the Company to attract, retain, and motivate talented executives. The Compensation Committee will continue to evolve and administer our compensation program in a manner that the Compensation Committee believes will be in the best interests of our shareholders. The Compensation Committee monitors the results of the advisory vote on our executive compensation (referred to as the “say-on-pay” vote) and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

Jack Brewer, Chairman

Thomas C. Bartzokis

Scott M. Kernan

Terry Mayotte

Compensation Policies and Practices as They Relate to Risk Management

Our executive compensation program is designed to attract and retain our officers and to motivate them to increase shareholder value on both an annual and longer term basis primarily by generating increasing levels of revenue and Adjusted EBITDA. To that end, compensation packages include significant forms of incentive compensation to ensure that an executive officer’s interest is aligned with the interests of our shareholders in generating revenue and Adjusted EBITDA. Based upon the Compensation Committee’s regular review of the Company’s compensation policies and practices, the Compensation Committee determined that the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

SUMMARY COMPENSATION TABLE

The following table shows compensation earned by each of the named executive officers of GEO during 2024, 2023 and 2022, for services in all capacities while they were employees of GEO, and the capacities in which the services were rendered. For purposes of this proxy statement, GEO’s named executive officers are (i) the former Chief Executive Officer who retired effective December 31, 2024, (ii) the Chief Financial Officer, (iii) the former Acting Chief Financial Officer and (iv) each of the three most highly compensated executive officers as of December 31, 2024 of GEO other than the executive officers that served as Chief Executive Officer or Chief Financial Officer during the fiscal year ended December 31, 2024.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
George C. Zoley Executive Chairman & Founder	2024	1,113,945	—	1,113,948	1,054,349		3,059,590	106,835	6,448,667
	2023	1,081,500	—	1,081,498	1,062,839		2,517,132	157,771	5,900,740
	2022	1,050,000	—	1,000,005	2,083,065		2,070,851	112,596	6,316,517

Brian R. Evans(6) Former Chief Executive Officer	2024	1,030,000	—	1,256,186	974,895		242,318	2,107,838	5,611,237
	2023	695,250	—	609,858	546,603		277,579	42,796	2,172,086
	2022	675,000	—	780,000	1,071,290		—	20,904	2,547,194

Mark J. Suchinski(7) Senior Vice President & Chief Financial Officer	2024	338,525	—	989,000	662,550	(8)	—	77,397	2,067,472

Shayn P. March(9) Executive Vice President, Finance and Treasurer and Former Acting Chief Financial Officer	2024	463,500	—	423,966	219,351		333,167	11,049	1,451,033

Wayne Calabrese President and Chief Operating Officer	2024	721,000	—	659,503	682,427		—	18,620	2,081,550
	2023	575,000	—	472,856	423,809		—	18,140	1,489,805
	2022	525,000	—	624,000	781,149		—	2,249	1,932,398

James Black(10) Senior Vice President, President Secure Services	2024	556,973	—	509,469	395,381		166,724	22,801	1,651,348
	2023	540,750	—	444,692	398,565		1,552,449	12,344	2,948,800
	2022	525,000	—	624,000	781,149		—	22,664	1,952,813

(1)

This column reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“FASB 718”) with respect to stock awards granted during 2024, 2023 and 2022 for each named executive officer. Stock awards granted in 2024, 2023 and 2022, with the exception of Dr Zoley, were performance-based awards and will be earned if the Company achieves its performance based targets. Assumptions used in the calculation of the amounts related to stock awards are described in Note 1 to the Company’s audited financial statements for the year ended December 31, 2024, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2025.

(2)

The 2024 approved values on the date of grant, which reflects the number of shares granted at the closing price at the date of grant, for Messrs. Evans, Suchinski, March, Calabrese and Black were $1,029,995, $753,000, $347,624, $540,749 and $417,734, respectively. We note that this differs from the value disclosed in the Summary Compensation Table where the portion of the shares covered by the Relative TSR metric are valued based on a Monte Carlo simulation model per the SEC’s requirements. The value based on the Monte Carlo simulation for the Relative TSR metric was $17.40 on March 1, 2024, as compared to the actual closing share price of $12.09 on March 1, 2024. The value based on the Monte Carlo simulation for the Relative TSR metric was $24.50 on July 8, 2024, as compared to the actual closing share price of $15.06 on July 8, 2024. The Compensation Committee views the closing share price on the date of grant to be a fair reflection of the targeted value delivered on the date of grant. Please see “Compensation Discussion & Analysis” and “2024 Equity Incentive Awards” for a further description of the stock awards.

(3)

We regard our Performance Award Plan as our annual bonus plan. The column of this table titled “Non-Equity Incentive Plan Compensation” consists solely of amounts accrued in 2024, 2023 and 2022, and paid in 2025, 2024 and 2023, respectively, under our Performance Award Plan with respect to each of our named executive officers. Please see “Compensation Discussion & Analysis” and “Annual Cash Incentive Compensation” for a further description of our Performance Award Plan. In 2024, the target adjusted EBITDA and revenue was $483.9 million and $2,425.0 million, respectively.

The actual 2024 results achieved for Adjusted EBITDA and revenue was $463.5 million and $2,426.3 million, respectively.

(4)

Figures in this column consist of amounts accrued in 2024, 2023 and 2022 and with respect to each named executive officer’s executive retirement agreement or senior officer retirement arrangement. With respect to Dr. Zoley, the amount reflects a gain of $3,059,590 related to the increase in value as of December 31, 2024. Please see “Compensation Discussion & Analysis” and “Certain Material Executive Compensation Agreements and Arrangements” for a further description of our executive retirement agreement and our senior officer retirement arrangements.

(5)

The following sets forth for each named executive officer the description and amount of each item comprising each officer’s total compensation appearing in the “All Other Compensation” column for 2024, 2023 and 2022 (Please see “Compensation Discussion & Analysis” and “Other Benefits and Perquisites” for a further description of these benefits):

All Other Compensation
Executive	Year	Auto Allowance ($)(a)	Club Dues ($)	Excess Group Life Insurance ($)(b)	Aircraft Usage ($)(c)	Home Security ($)	Relocation Allowance ($)	Termination Payments ($)	Total All Other Compensation ($)
George C. Zoley	2024	5,667	43,387	4,567	53,214	—	—	—	106,835
	2023	—	23,389	4,191	130,191	—	—	—	157,771
	2022	—	31,500	4,191	74,300	2,605	—	—	112,596

Brian R. Evans	2024	15,557	13,700	1,782	16,783	—	—	2,060,016	2,107,838
	2023	8,862	—	1,242	32,692	—	—	—	42,796
	2022	8,948	—	1,242	8,916	1,798	—	—	20,904

Mark J. Suchinski	2024	4,104	4,640	447	—	—	68,206	—	77,397

Shayn P. March	2024	9,600	—	1,449	—	—	—	—	11,049

Wayne Calabrese	2024	16,148	—	2,472	—	—	—	—	18,620
	2023	18,140	—	—	—	—	—	—	18,140
	2022	2,249	—	—	—	—	—	—	2,249

James Black	2024	8,722	11,997	2,082	—	—	—	—	22,801
	2023	7,746	3,999	599	—	—	—	—	12,344
	2022	7,138	14,927	599	—	—	—	—	22,664

(a)

Under our executive automobile policy, the executive is required to make contributions to GEO in circumstances where the cost of the executive automobile exceeds the overall cost allowance as determined under the policy.

(b)

We pay rates for the life insurance policies of our named executive officers above the level that is excludable under applicable tax rules. The resulting excess coverage represented in this column is treated as imputed income to the officers.

(c)

We provided certain perquisites to the named executive officers for personal use of the Company’s leased aircraft. For 2024, Dr. Zoley was allotted thirty (30) hours of personal use of the Company aircraft and Mr. Evans was allotted ten (10) hours of personal use of the Company aircraft. For purposes of the Summary Compensation Table, we determine the aggregate incremental cost to us for personal use of company aircraft using a method that takes into account the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and other variable costs. Since the aircraft is used primarily for business travel, the calculation does not include the fixed costs that do not change based on usage, such as pilots’ salaries, aircraft acquisition costs and the cost of maintenance not related to trips.

(6)	Mr. Evans retired effective December 31, 2024.

(7)	Mr. Suchinski was appointed Chief Financial Officer effective July 8, 2024.

(8)

Amounts in this column for Mr. Suchinski for 2024 include a payment of $150,000 made in July 2024 as an advance payment of a portion of Mr. Suchinski’s non-equity incentive plan compensation otherwise payable in March 2025, and was designed to offset expenses in connection with his relocation (above and beyond the customary relocation benefits offered to senior executives) pursuant to the terms of his employment agreement.

(9)	Mr. March served as Acting Chief Financial Officer from January 1, 2024 through July 8, 2024.

(10)	Mr. Black retired effective December 31, 2024.

CERTAIN MATERIAL EXECUTIVE COMPENSATION AGREEMENTS AND ARRANGEMENTS

The following executive compensation agreements and arrangements that were in place during 2024 are material to an understanding of the amounts paid and/or payable to our named executive officers disclosed in the table above.

Executive Employment Agreement with Dr. Zoley

The Company and Dr. Zoley entered into on May 27, 2021 an Executive Chairman Employment Agreement effective as of July 1, 2021 (the “Executive Chairman Agreement”). Pursuant to the terms of the Executive Chairman Agreement, Dr. Zoley serves as Executive Chairman assisting the new Chief Executive Officer in his transition, among other duties and responsibilities, and reports directly to the Board of Directors for a term of five years ending on June 30, 2026 and subject to automatic renewals for one-year periods unless either the Company or Dr. Zoley gives written notice at least 1 year prior to the expiration of the term. Under the terms of the Executive Chairman Agreement, Dr. Zoley will be paid an annual base salary of $1.0 million and will be eligible to receive target annual performance awards equal to 100% of base salary in accordance with the terms of any plan governing senior management performance awards. Dr. Zoley will also be entitled to receive an annual equity incentive award with a grant date fair value equal to 100% of base salary and subject to a time-based vesting schedule of one (1) year from the date of grant. Lastly, Dr. Zoley is entitled to participate in all benefits and perquisites available to executive officers of GEO.

The Executive Chairman Agreement provides that upon the termination of the Executive Chairman Agreement by the Company without cause, by Dr. Zoley for good reason or upon Dr. Zoley’s death or disability, Dr. Zoley will be entitled to receive a termination payment equal to two times the sum of his annual base salary and the target bonus. In addition, the unvested portion of any equity award will fully vest and the Company will provide Dr. Zoley and any of his covered dependents with the executive benefits beginning on the date that they are no longer entitled to the fringe benefits under the separation agreement until the ten (10) year anniversary of the date of termination of the Executive Chairman Agreement. For purposes of the Executive Chairman Agreement, “Good Reason” shall exist if (i) there is a material reduction in Dr. Zoley’s authority, duties or responsibilities thereunder, including any requirement that Dr. Zoley is required to report to any person or entity other than the Board; (ii) any material reduction to Dr. Zoley’s Base Salary, Bonus, Equity Award or Retirement Credit; (iii) GEO requires Dr. Zoley to change the geographic location at which he must perform services under this Agreement more than 50 miles from the location at which he was principally employed; or (iv) any material breach of this Agreement by GEO; provided, however, Good Reason will only exist if Dr. Zoley gives GEO written notice of the existence of the above referenced event within ninety (90) days of the initial existence of such event and GEO fails to remedy such event within 90 days of such notice.

Upon the termination of the Executive Chairman Agreement by GEO for cause or by Dr. Zoley without good reason, Dr. Zoley will be entitled to only the amount of compensation that is due through the effective date of the termination, including the retirement benefit due to him under his executive retirement agreement. The Executive Chairman Agreement contains restrictive covenants, including a non-competition covenant that runs through the three (3) year period following the termination of the executive’s employment, and customary confidentiality and work product provisions.

On February 24, 2025, Dr. Zoley and the Board discussed their mutual desire for Dr. Zoley to continue to serve as Executive Chairman beyond the original term that concludes on June 30, 2026 on terms to be mutually agreed upon. Although Dr. Zoley and the Company had previously contemplated Dr. Zoley concluding his term as Executive Chairman on June 30, 2026 and continuing to serve as an Advisor and as Non-Executive Chairman, the Board and Dr. Zoley believe it would be in the best interests of the Company for Dr. Zoley to continue in the role of Executive Chairman in light of the unprecedented business opportunities that GEO is experiencing, and how Dr. Zoley’s institutional knowledge regarding GEO and the industry as a whole, as well as his experience with business development and customer relationships can greatly assist GEO during this time period.

Executive Employment Agreement with Mr. Evans

The Company and Mr. Evans entered into on December 4, 2023, an Executive Employment Agreement effective as of January 1, 2024 (the “Evans Employment Agreement”). Pursuant to the Evans Employment Agreement, Mr. Evans served as Chief Executive Officer and reported directly to the Executive Chairman. The Evans Employment Agreement provided for an initial term of three years and unless sooner terminated or not renewed it would automatically renew for a rolling three-year term. Both Mr. Evans and the Company had the right to terminate Mr. Evan’s employment under the Evans Employment Agreement for any reason upon not less than thirty (30) days written notice.

Under the terms of the Evans Employment Agreement, Mr. Evans would be paid an annual base salary of $1,000,000, subject to the review and potential increase in the sole discretion of the Compensation Committee. Mr. Evans was also entitled to receive a target annual performance award of 100% of Mr. Evans’ base salary and was entitled to participate in the Second Amended and Restated The GEO Group, Inc. 2018 Stock Incentive Plan.

The Evans Employment Agreement provided that upon the separation of employment by Mr. Evans for good reason, by the Company without cause or upon the death or disability of Mr. Evans, he would be entitled to receive a separation payment equal to two (2) times the sum of his annual base salary. The Company would also continue to provide Mr. Evans and any covered dependents with the Executive Benefits as defined in the Evans Employment Agreement for a period of five (5) years after the date of separation. In the event of Mr. Evans’ death within such five (5) year period, the Company would continue to provide the Executive Benefits to Mr. Evans’ covered dependents, and, if applicable to Mr. Evans’ estate. In addition, the Evans Employment Agreement provided that upon such separation, GEO would transfer all of its interest in any automobile used by Mr. Evans pursuant to its Executive Automobile Policy (the “Executive Automobile Policy”) and pay the balance of any outstanding loans or leases on such automobile so that Mr. Evans would own the automobile outright. In the event such automobile was leased, GEO would pay the residual cost of the lease. Lastly, all of the outstanding and unvested stock options and restricted stock granted to Mr. Evans prior to separation would fully vest immediately upon separation; provided, however that any restricted stock that is subject to performance-based vesting would only vest when and to the extent the Compensation Committee certifies that the performance goals are actually met, and provided further that Mr. Evans remains in full compliance with the restrictive covenants set forth in the Evans Employment Agreement. Upon a separation of employment by GEO for cause or by Mr. Evans without good reason, Mr. Evans would be entitled to only the amount of compensation that is due through the effective date of the separation.

The Evans Employment Agreement included a non-competition covenant that runs through the three-year period following the separation of the executive’s employment, and confidentiality and work product provisions.

Executive Employment Agreements with Other Named Executive Officers

In addition to the agreements discussed above with Dr. Zoley and Mr. Evans, we had executive employment agreements in place with Messrs. Suchinski, March, Calabrese and Black during 2024. We entered into an Executive Employment Agreement, effective July 8, 2024, with Mr. Suchinski in connection with his appointment as Chief Financial Officer.

The amounts of base salaries that were paid to each of these executives during fiscal years 2024, 2023 and 2022 are set forth in the Summary Compensation Table above. The executives are also entitled to receive a target annual incentive bonus in accordance with the terms of our Performance Award Plan which is further described above in the Compensation Discussion & Analysis section.

The executive employment agreements that were in effect for Messrs. Black and Suchinski during the year ended December 31, 2024 provided that upon the termination of the agreement for any reason other than by GEO for cause (as defined in the employment agreement) or by the voluntary resignation of the executive, the executive would be entitled to receive a termination payment equal to the following: (1) two years of the executive’s then current annual base salary; plus (2) the continuation of the executive’s employee benefits (as defined in the employment agreement) for a period of two years (18 months in the case of Mr. Suchinski), plus (3) the dollar value of the sum of paid vacation time that the executive was entitled to take immediately prior to the termination which was not in fact taken by the executive in the case of Mr. Black. In addition, the employment agreements provided that upon such termination of the executive, GEO would transfer all of its interest in any automobile used by the executive pursuant to its employee automobile policy and pay the balance of any outstanding loans or leases on such automobile so that the executive owns the automobile outright. In the event such automobile is leased, the employment agreements provided that GEO would pay the residual cost of the lease. Also, upon such termination, all of the executive’s unvested stock options and restricted stock would fully vest immediately, provided however, that any restricted stock that was still subject to performance based vesting at the time of such termination shall only vest when and to the extent the Compensation Committee of the Board certifies that the performance goals were actually met.

The executive employment agreement that was in effect for Mr. Calabrese during the year ended December 31, 2024 provided that upon the termination of the agreement for any reason other than by GEO for cause (as defined in the employment agreement) or by the voluntary resignation of the executive, the executive would be entitled to receive a termination payment equal to six months of the executive’s then current annual base salary. In addition, the employment agreements provided that upon such termination of the executive, GEO would transfer all of its interest in any automobile used by the executive pursuant to its employee automobile policy and pay the balance of any outstanding loans or leases on such automobile so that the executive owns the automobile outright. In the event such automobile is leased, the employment agreements provided that GEO would pay the residual cost of the lease. Also, upon such termination, all of the executive’s unvested stock options and restricted stock would fully vest immediately, provided however, that any restricted stock that is still subject to performance based vesting at the time of such termination shall only vest when and to the extent the Compensation Committee of the Board certifies that the performance goals were actually met.

The executive employment agreement that was in effect for Mr. March during the year ended December 31, 2024 provided that upon the termination of the agreement for any reason other than by GEO for cause (as defined in the employment agreement) or by the voluntary resignation of the executive, the executive would be entitled to receive a termination payment equal to the following: (1) the executive’s then current annual base salary for the greater of the remaining time left on the term or 12 months; plus (2) the continuation of the executive’s employee benefits (as defined in the employment agreement) for a period of 12 months. Also, upon such termination, all of the executive’s unvested stock options and restricted stock would continue to vest for the greater of the remainder of the term or 12 months.

Upon the termination of the employment agreements by GEO for cause or by the voluntary resignation of the executive, the executive would be entitled to only the amount of salary, bonus, and employee benefits that is due through the effective date of the termination. Each employment agreement included a non-competition covenant that ran through the two-year period following the termination of the executive’s employment, and customary confidentiality provisions.

Under the terms of the employment agreements, annual base salaries for 2024 approved by the Compensation Committee for Messrs. Evans, Suchinski, March, Calabrese and Black were $1,030,000, $700,000, $463,500, $721,000 and $556,973, respectively.

Separation Agreement with Mr. Evans

On December 11, 2024, Mr. Evans provided notice to the Company of his retirement effective December 31, 2024 (the “Separation Date”). Mr. Evans and GEO entered into a Separation Agreement and General Release on December 13, 2024 (the “Evans Separation Agreement”). Pursuant to the terms of the Evans Separation Agreement, Mr. Evans will be entitled to receive the following in addition to accrued wages: (i) the payment of $85,834 per month commencing on the Separation Date and continuing through December 31, 2026; (ii) the payment of his annual performance award for the year ending December 31, 2024, which will be paid in 2025, at the same time and under the same terms as other GEO executives: (iii) the benefits described in Section 5 of his employment agreement for Mr. Evans and his covered dependents for a period of five years after the Separation Date; (iv) all of the Company’s interest in any automobile used by Mr. Evans pursuant to the Company’s Executive Automobile Policy (the “Executive Automobile Policy”) and the Company shall pay the balance of any outstanding loan or lease on such automobile; (v) all outstanding unvested stock options and restricted stock granted to Mr. Evans prior to his retirement will fully vest immediately upon the Separation Date, provided, however that any restricted stock that is still subject to performance-based vesting shall vest when and to the extent the Compensation Committee certifies that the performance goals are actually met; and (vi) the payment of reasonable legal fees and costs incurred by Mr. Evans in connection with the Evans Separation Agreement up to $25,000. The Evans Separation Agreement also contains a mutual release, confidentiality and non-disparagement provisions.

Separation Agreement with Mr. Black

On November 26, 2024, Mr. Black informed the Company that he would be retiring effective December 31, 2024. The Company and Mr. Black entered into a separation and general release agreement (the “Black Separation Agreement”). Pursuant to the Black Separation Agreement, Mr. Black will be entitled to: (i) receive $46,415 per month for consulting services to be rendered pursuant to the terms of the Consultant Agreement that the Company and Mr. Black entered into through December 31, 2026; (ii) receive his 2024 annual performance award to be paid in 2025 at the same time and under the same terms as other executives; (iii) receive COBRA coverage for him and his covered dependents for a period of 18 months at GEO’s cost; and (iv) to become vested in stock options and restricted stock that are unvested as of the effective date of December 31, 2024, except for any unvested equity award subject to performance-based vesting that will only vest when and to the extent the Compensation Committee certifies that the performance goals are met. The Black Separation Agreement also contains customary provisions related to confidentiality and non-disparagement.

Executive Retirement Agreement

Please see the “Compensation Discussion & Analysis” section above for a discussion of the Amended and Restated Retirement Agreement the Company has in place with Dr. Zoley.

Senior Officer Retirement Plan

GEO maintains a senior officer retirement plan for its senior officers. Messrs. Evans, Black and March participated during 2024 in our senior officer retirement plan. The senior officer retirement plan is a non-qualified defined benefit plan and, subject to certain maximum and minimum provisions, provides for the payment to the officer of a monthly retirement benefit based on a percentage of the officer’s final average annual salary earned during the employee’s last five years of credited service (excluding bonus) multiplied by the employee’s years of credited service. A participant will vest in his or her benefits under the senior officer retirement plan upon the completion of ten (10) years of service, provided such participant remains continuously employed by the Company until at least age fifty-five (55). The amount of benefit increases for each full year beyond ten (10) years of service except that there are no further increases after twenty-five (25) years of service. The maximum target benefit under the senior officer retirement plan is 45% of final average annual salary. Reduced benefits are payable for lesser service and early retirement. Benefits under the senior officer retirement plan are offset one hundred percent (100%) by social security benefits received (or estimated social security benefits to be received, if applicable) by the officer and are computed on the basis of a straight-life annuity. The plan also provides for pre-retirement death and disability benefits. Amounts owing under the plan are payable from the general assets of the Company. Messrs. Evans and Black retired from the Company effective December 31, 2024 and are eligible for retirement benefits under the senior officer retirement plan. Mr. Calabrese is not eligible for retirement benefits under the senior officer retirement plan based on his prior employment and retirement, which resulted in Mr. Calabrese taking his benefits at that time.

GRANTS OF PLAN-BASED AWARDS

The following sets forth information regarding the grants of plan-based awards to the named executive officers for the year ended December 31, 2024.

								All Other Stock Awards: Number of Shares of Stock or Units (#)(2)
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
George C. Zoley	—	527,175	1,054,349	2,108,698	—	—	—	—	—	—	—
	3/1/2024	—	—	—	—	—	—	92,138	—	—	1,113,948
Brian R. Evans	—	487,448	974,895	1,949,790	—	—	—	—	—	—	—
	3/1/2024	—	—	—	25,558	85,194	170,388	—	—	—	1,256,186
Mark J. Suchinski	—	331,275	662,550	1,325,100	—	—	—	—	—	—	—
	7/8/2024	—	—	—	15,000	50,000	100,000	—	—	—	989,000
Shayn P. March	—	109,676	219,351	438,702	—	—	—	—	—	—	—
	3/1/2024	—	—	—	8,626	28,753	57,506	—	—	—	423,966
Wayne Calabrese	—	341,214	682,427	1,364,854	—	—	—	—	—	—	—
	3/1/2024	—	—	—	13,418	44,727	89,454	—	—	—	659,503
James Black	—	197,691	395,381	790,762	—	—	—	—	—	—	—
	3/1/2024	—	—	—	10,366	34,552	69,104	—	—	—	509,469

(1)

These columns reflect the threshold, target and maximum amounts that our named executive officers were eligible to receive under our Performance Award Plan with respect to year 2024. For a description of how these amounts have been calculated, please see “Compensation Discussion & Analysis — Why Each Element of Compensation is Paid and How the Amount of Each Element is Determined — Annual Cash Incentive Compensation.” For information on the amounts that our named executive officers actually received under our Performance Award Plan for 2024, please see the Non-Equity Incentive Plan Compensation column of the Summary Compensation table above.

(2)

The awards reported under the “Estimated Future Payouts Under Equity Incentive Plan Awards” and the “All Other Stock Awards: Number of Shares of Stock or Units” columns were granted pursuant to our Second Amended and Restated 2018 Stock Incentive Plan. The columns under the “Estimated Future Payouts Under Equity Incentive Plan Awards” reflect the threshold, target and maximum number of shares of common stock that our named executive officers are eligible to receive pursuant to the performance-based restricted stock granted in 2024, other than Dr. Zoley who received a grant of time-based restricted stock pursuant to his appointment as Executive Chairman. For a description of how these amounts of shares have been calculated, please see “Compensation Discussion & Analysis – Why Each Element of Compensation is Paid and How the Amount of Each Element is Determined—2024 Equity Incentive Awards.”

(3)

The percentage of the shares related to the return on capital employed metric was valued on our closing stock price on March 1, 2024 while the percentage of the shares related to the total shareholder return metric was valued based on a Monte Carlo simulation model.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding equity-based awards held by our named executive officers as of December 31, 2024.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
George C. Zoley	—	—	—	—	—	92,138		2,578,021
Brian R. Evans	—	—	—	—	—	271,517	(3)	7,597,046
Mark J. Suchinski	—	—	—	—	—	50,000		1,399,000
Shayn P. March	—	—	—	—	—	55,738		1,559,549
Wayne Calabrese	—	—	—	—	—	192,274		5,379,827
James H. Black	—	—	—	—	—	179,267	(4)	5,015,891

(1)

All shares in this column consist of restricted stock awards. The awards granted on March 1, 2022 cliff vested on March 7, 2025 based on the achievement of certain performance metrics. The awards granted on March 1, 2023 cliff vest by March 15, 2026 based on the achievement of certain performance metrics. The awards granted on March 1, 2024 cliff vest by March 15, 2027 based on the achievement of certain performance metrics. The awards granted on July 8, 2024 cliff vest by March 15, 2027 based on the achievement of certain performance metrics.

(2)	Amounts in this column have been calculated using an assumed stock price of $27.98, the closing price of our common stock on December 31, 2024, the last business day of our fiscal year 2024.

(3)

Pursuant to the terms of the Evans Separation Agreement, Mr. Evans will continue to vest in shares of restricted stock, provided, however that any restricted stock that is still subject to performance-based vesting shall vest when and to the extent the Compensation Committee certifies that the performance goals are actually met.

(4)

Pursuant to the terms of the Black Separation Agreement, Mr. Black will continue to vest in shares of restricted stock, provided, however that any restricted stock that is still subject to performance-based vesting shall vest when and to the extent the Compensation Committee certifies that the performance goals are actually met.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding the vesting of stock-based awards of each of the named executive officers of GEO during 2024.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
George C. Zoley	—	—	552,599	6,611,584
Brian R. Evans	—	—	251,014	2,994,597
Mark J. Suchinski	—	—	—	—
Shayn P. March	—	—	16,494	199,412
Wayne Calabrese	—	—	40,313	480,934
James H. Black	—	—	11,250	195,600

PENSION BENEFITS

The following table sets forth certain information with respect to each plan that provides for payments to each of the named executive officers of GEO at, following, or in connection with retirement from GEO.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year
George C. Zoley	Executive Retirement Agreement	N/A	12,616,572	—
Brian R. Evans(3)	Senior Officer Retirement Plan	24	2,155,215	—
Mark J. Suchinski	Senior Officer Retirement Plan	—	—	—
Shayn P. March	Senior Officer Retirement Plan	15	333,167	—
Wayne Calabrese	Senior Officer Retirement Plan	—	—	—
James H. Black(3)	Senior Officer Retirement Plan	26	1,719,173	—

(1)

The benefit of Dr. Zoley under his executive retirement agreement is triggered upon the attainment of the retirement age of 55 years old without regard to years of credited service. Dr. Zoley is 55 or older and therefore all of his benefits under his executive retirement agreement are fully vested.

(2)

This column reflects amounts relating to each named executive officer’s retirement agreement or retirement plan. The assumptions used in GEO’s actuarial calculation of pension costs are based on payments in the form of a life annuity using market information and GEO’s historical rates for employment compensation. Such actuarial assumptions are based using mortality tables for healthy participants and include a discount rate of 5.70% and a rate of compensation increase of 4.4%. Dr. Zoley’s amount was determined using the value of his amended and restated executive retirement agreement including the 2024 annual contribution and accrued interest as of December 31, 2024. Please see discussion of the 2021 Amended and Restated Retirement Agreement in the Compensation Discussion & Analysis section above. Please see “Certain Material Executive Compensation Agreements and Arrangements” for a description of our executive and senior officer retirement agreements and arrangements.

(3)	Messrs. Evans and Black retired effective December 31, 2024.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table sets forth for each named executive officer the payments that GEO would have been required to make as of December 31, 2024, (i) pursuant to the officer’s employment agreement, in connection with the termination of the officer’s employment as of that date by GEO without cause or by the officer for good reason (as such terms are defined in each officer’s employment agreement), (ii) pursuant to the officer’s employment agreement, in connection with the termination of the officer’s employment as of that date by GEO for cause (as defined in each officer’s employment agreement) or by the officer upon the officer’s resignation, and (iii) pursuant to the officer’s retirement agreement or arrangement, in connection with the termination of the officer’s employment as of that date for any reason (including due to the retirement, death or disability of the officer). All of the payments in the table would have been payable pursuant to the employment and retirement agreements and arrangements described more fully above under “Certain Material Executive Compensation Agreements and Arrangements.” All amounts in the table would have been payable in lump sums from the general assets of GEO.

Name	Payment Due Pursuant to Officer’s Employment Agreement upon Termination either by Company Without Cause or by Officer for Good Reason ($)(1)(2)(3)(4)	Payment Due Pursuant to Officer’s Employment Agreement upon a Termination by Company With Cause or Resignation by Officer ($)(2)(4)	Payment Due Pursuant to Officer’s Retirement Agreement or Arrangement upon a Termination for Any Reason ($)(2)(4)(5)
George C. Zoley	4,456,025	—	12,616,572
Brian R. Evans(6)	2,158,215	—	2,155,215
Mark J. Suchinski	1,416,460	—	—
Shayn P. March	—	—	333,167
Wayne Calabrese	1,512,965	—	—
James Black(7)	1,226,941	—	1,719,173

(1)

Our current employment agreements with our named executive officers do not provide for any payments in connection with a change in control. Each officer would only have received the amount set forth in this column in connection with a change in control on December 31, 2024, if such officer was terminated by GEO without cause or the officer terminated his employment for good reason, in each case, in connection with the change in control. As of December 31, 2024, only the employment agreements with Dr. Zoley and Messrs. Calabrese and Suchinski contain a right of the officer to terminate employment for good reason.

(2)

In the event of a termination for any reason of any named executive officer on December 31, 2024, such officer would also have been entitled to receive the amounts set forth in the column of this table titled “Payment Due Pursuant to Officer’s Retirement Agreement or Arrangement Upon a Termination For Any Reason” pursuant to the officer’s retirement agreement or arrangement.

(3)	All amounts are calculated using each named executive officer’s annual base salary on December 31, 2024.

(4)

Although no named executive officer is eligible to receive a payment in connection with a termination for cause or a resignation pursuant to the officer’s employment agreement, each officer is entitled to receive all accrued and unpaid amounts under the officer’s employment agreement through the date of termination.

(5)

The benefits for Dr. Zoley under the retirement agreement are fully vested and that officer would therefore have been entitled to receive the amounts set forth in this column if their employment with GEO had been terminated for any reason on December 31, 2024, whether by GEO or the officer, regardless of whether cause or good reason existed, and including in the event of a termination due to the retirement, death or disability of the officer. The retirement benefits of Mr. Suchinski under the Senior Officer Retirement Plan is not vested as he has not attained the minimum ten years of service. The retirement benefits of Messrs. Evans and Black under the Senior Officer Retirement Plan are fully vested and they therefore are entitled to receive the amounts set forth in this column. Please see “Certain Material Executive Compensation Agreements and Arrangements” for a description of our executive and senior officer retirement agreements and arrangements.

(6)

Mr. Evans retired from the Company effective December 31, 2024. Please see the discussion above titled “Certain Material Executive Compensation Agreements and Arrangements—Separation Agreement with Mr. Evans” for a discussion of termination payments owed to Mr. Evans under the terms of the Evans Separation Agreement.

(7)

Mr. Black retired from the Company effective December 31, 2024. Please see the discussion above titled “Certain Material Executive Compensation Agreements and Arrangements—Separation Agreement with Mr. Black” for a discussion of termination payments owed to Mr. Black under the terms of the Black Separation Agreement.

PAY RATIO

Under rules adopted pursuant to the Dodd-Frank Act of 2010, we are required to calculate and disclose the total compensation paid to our median employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our CEO. The paragraphs that follow describe our methodology and the resulting CEO pay ratio.

We identified the median employee using our employee population on December 31, 2024. At December 31, 2024, we had approximately 16,000 employees located in the United States, Australia and South Africa. Approximately 87% of our total employees are located in the United States. Our diverse employee population varies significantly in experience, education and specialized training. Regardless of the employee’s role in the organization or their location, the process for determining salaries is the same. Local market competitive data is reviewed to set base pay rates. Individual salaries are then adjusted from these base pay rates to reflect the individual’s role and responsibilities as well as his or her experience, education and specialized training.

Pursuant to the de minimis exception, in identifying the median employee, we excluded 483 employees in South Africa which represents approximately 3% of our workforce. We used the relevant average currency exchange rate to convert the compensation of our Australian employees to U.S. dollars. We did not make cost of living adjustments.

To identify the median employee from our employee population, we compared the amount of base salary, as reflected in our payroll records for 2024, excluding our CEO. We identified our median employee using this compensation measure, which was consistently applied to all of our employees included in the calculation. We do not grant equity to a large percentage of our employee population, so using base salary, is considered to be representative. As a result, the total annual compensation for the year ended December 31, 2024 was $52,291 for our median employee and $5,611,237 for our CEO as reflected in the “Total” column of the Summary Compensation Table. The ratio of our CEO’s pay to that of our median employee for 2024 was approximately 107 times.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allows companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company, as other companies have headquarters and offices in different states and countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management used the pay ratio measure in making compensation decisions.

PAY
VERSUS
PERFORMANCE
Pay Versus Performance Table
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of
Regulation S-K,
we are providing the following information about the relationship between executive compensation actually paid to our named executive officers and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance
philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation — Compensation Discussion & Analysis.”

									Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for Mr. Evans (1)	Summary Compensation Table Total for Mr. Gordo (1)	Summary Compensation Table Total for Dr. Zoley (1)	Compensation Actually Paid to Mr. Evans (2)	Compensation Actually Paid to Mr. Gordo (2)	Compensation Actually Paid to Dr. Zoley (2)	Average Summary Compensation Total for Non-PEO Named Executive Officers (“NEO’s) (3)	Average Compensation Actually Paid to Non-PEO NEO’s (4)	Total Shareholder Return (5)	Peer Group Total Shareholder Return (6)	Net Income Attributable to GEO (7)	Adjusted Net Income (8)
		(a)	(a)		(b)	(b)	(c)	(d)			(in thousands)
2024	$5,611,237	$ —	$—	$13,926,436	$—	$—	$2,740,014	$5,145,420	$168	$102	$31,966	$100,974
2023	—	3,137,763	—	—	4,116,553	—	3,127,858	3,142,068	62	118	113,987	117,471
2022	—	4,531,272	—	—	7,028,722	—	3,206,216	5,585,202	56	99	171,813	171,196
2021	—	1,601,207	11,270,248	—	1,652,434	10,844,304	1,825,765	1,905,353	41	137	77,418	159,203
2020	—	—	2,041,894	—	—	(250,121)	1,596,221	889,174	63	103	113,032	155,581

(1)
The dollar amounts reflected in the columns labeled “(a)” are the amounts of total compensation reported for Messrs. Evans and Gordo and Dr. Zoley for each corresponding year in the “Total” column of the applicable “Summary Compensation Table.”

(2)
The dollar amounts reported in the columns labeled “(b)” represent the amount of “compensation actually paid” (as computed in accordance with Item 402(v) of Regulation
S-K
and referred to as “CAP”) to Messrs. Evans and Gordo and Dr. Zoley. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Messrs. Evans and Gordo and Dr. Zoley during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to Messrs. Evans’ and Gordo’s and Dr. Zoley’s total compensation for each year to determine their respective CAP:

Summary Compensation Table Total to Compensation Actually Paid Reconciliation for PEOs
Year	Principal Executive Officer	Reported Summary Compensation Table for PEO	Reported Value of Equity Awards	Equity Award Adjustments	Compensation Actually Paid to PEO
2024	Brian Evans	$ 5,611,237	(1,256,186)	$9,571,385	$13,926,436
2023	Jose Gordo	3,137,763	(1,101,130)	2,079,920	4,116,553
2022	Jose Gordo	4,531,272	(1,560,000)	4,057,450	7,028,722
2021	Jose Gordo	1,601,207	(391,253)	442,480	1,652,434
2021	George C. Zoley	11,270,248	(1,978,000)	1,552,056	10,844,304
2020	George C. Zoley	2,041,894	(2,452,500)	160,485	(250,121)

Summary of Equity Adjustments – PEO
Year	Principal Executive Officer	Year End Fair Value of Outstanding and Unvested Equity Awards Granted During the Year	Year over Year Change in Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Fair Value as of the Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Total Equity Award Adjustments
2024	Brian Evans	$3,446,949	$5,803,400	$—	$321,036	$—	$9,571,385
2023	Jose Gordo	1,901,650	187,205	—	(8,936)	—	2,079,920
2022	Jose Gordo	3,720,000	346,909	—	(9,458)	—	4,057,450
2021	Jose Gordo	449,368	(4,912)	—	(1,977)	—	442,480
2021	George C. Zoley	1,869,156	(166,125)	—	(150,975)	—	1,552,056
2020	George C. Zoley	1,186,500	(1,048,965)	—	22,950	—	160,485

(3)
The dollar amounts reported in column (c) represent the average of the amounts reported for the Company’s named executive officers (“NEOs”) as a group (excluding any person who served as our principal executive officer, or “PEO”) in the “Total” column of the applicable “Summary Compensation Table.” The names of each of the non-PEO
NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024, George C. Zoley, Mark J. Suchinski, Shayn P. March, Wayne Calabrese and James Black; (ii) for 2023, George C. Zoley, Brian R. Evans, Wayne Calabrese and James Black; (iii) for 2022, George C. Zoley, Brian R. Evans, Ann M. Schlarb and James Black; (iv) for 2021, Brian R. Evans, Ann M. Schlarb, David Venturella and Joe Negron; and (v) for 2020, Brian R. Evans, J. David Donahue, Ann M. Schlarb, Blake Davis, and David Venturella.

(4)
The dollar amounts reported in column (d) represent the average CAP for the non-PEO
NEOs as a group, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the non-PEO
NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to the average total compensation for the non-PEO
NEOs as a group for each year to determine the average CAP for such group:

Summary Compensation Table Total to Compensation Actually Paid Reconciliation for Non-PEO NEO’s
Year	Reported Summary Compensation Table for Non-PEO NEO’s	Reported Value of Equity Awards	Equity Award Adjustments	Defined Benefit Plan Service Cost Additions	Defined Benefit Plan Actuarial Value Deductions	Compensation Actually Paid to Non-PEO NEO’s
2024	$2,740,014	$(739,177)	$3,847,183	$ 9,287	$(711,896)	$5,145,420
2023	3,127,858	(652,226)	1,088,787	35,157	(457,507)	3,142,068
2022	3,206,216	(757,001)	3,070,663	65,325	—	5,585,202
2021	1,825,765	(656,695)	705,983	112,964	(82,664)	1,905,353
2020	1,596,221	(534,420)	(54,035)	91,840	(210,432)	889,174

Summary of Equity Adjustments - Non-PEO NEO’s
Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted During the Year	Year over Year Change in Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Fair Value as of the Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Total Equity Award Adjustments
2024	$1,794,383	$1,920,708	$—	$132,092	$—	$3,847,183
2023	982,295	482,566	—	(376,074)	—	1,088,787
2022	1,684,263	1,507,130	—	(120,730)	—	3,070,663
2021	768,741	(36,338)	—	(26,421)	—	705,983
2020	197,430	(252,868)	—	1,404	—	(54,035)

(5)	Cumulative Total Shareholder Return (“TSR”) is calculated in accordance with the requirements of Item 402(v) of Regulation S-K.

(6)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. Our peer group consisted of similarly sized equity REIT’s in 2020 and 2021. In 2022, due to the transition from REIT status in late 2021, the Compensation Committee continued to review compensation data from the REIT peer group while also referencing market data from a broad survey of general industry companies with revenues between $1 and $3 billion. In 2023 and 2024, our peer group consisted of companies in the categories of security and alarm services, commercial services and supplies and health care facilities with similar revenues and market cap.

(7)	The dollar amounts reported represent the amount of net income attributable to The GEO Group, Inc. reflected in the Company’s audited consolidated financial statements for the applicable year.

(8)
Adjusted Net Income is calculated as net income/(loss) attributable to GEO adjusted for, if applicable in a given year, gain/loss on asset divestitures/impairment, pre-tax,
gain/loss on extinguishment of debt, litigation costs and settlements, pre-tax,
start-up
expenses,
pre-tax,
transaction fees,
pre-tax,
one-time
employee restructuring expenses,
pre-tax,
ATM equity program expenses,
pre-tax,
close-out
expenses,
pre-tax,
discreet tax benefit, and the tax effect of adjustments to net income attributable to The GEO Group, Inc. Please refer to Appendix A for a reconciliation of Adjusted Net Income to our results as reported under GAAP.

Analysis of the Information Presented in the Pay Versus Performance Table
As described in greater detail in “Executive Compensation — Compensation Discussion & Analysis,” the Committee’s fundamental philosophy is to closely link executive compensation with the achievement of performance goals tied to key metrics and to create an owner-oriented culture through our executive compensation programs. The objectives of our executive compensation program are to ensure that we are able to attract and retain highly skilled executives and to provide a compensation program that incentivizes management to optimize business performance, deploy capital productively, and increase long-term stockholder value. While the Committee utilizes several performance measures to align executive compensation with Company performance, all of those measures are not presented in the Pay Versus Performance table. Moreover, the Committee generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with CAP for a particular year. In accordance with Item 402(v) of
Regulation S-K,
we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table.

CAP and Cumulative TSR
The following graph describes the relationship between (a) the CAP for our principal executive officers and the average CAP for our named executive officers other than our principal executive officers included in the applicable Summary Compensation Table and (b) our cumulative total shareholder return across our last five completed fiscal years.

CAP and Net Income
The following graph describes the relationship between (a) the CAP for our principal executive officers and the average CAP for our named executive officers other than our principal executive officers included in the applicable Summary Compensation Table and (b) our net income across our last five completed fiscal years.

CAP and Adjusted Net Income
The following graph describes the relationship between (a) the CAP for our principal executive officers and the average CAP for our named executive officers other than our principal executive officers included in the applicable Summary Compensation Table and (b) our adjusted net income across our last five completed fiscal years.

Cumulative TSR of the Company and Cumulative TSR of the Peer Group
The following graph describes the relationship between (a) our cumulative total shareholder return across our last five completed fiscal years and (b) the cumulative total shareholder return for our peer group across the same period.

Tabular List of Financial Performance Measures
As described in greater detail in “Executive Compensation – Compensation Discussion & Analysis,” the Compensation Committee’s fundamental philosophy is to closely link executive compensation with the achievement of performance goals tied to key metrics and to create an owner-oriented culture through our executive compensation programs. The objectives of our executive compensation program are to ensure that we are able to attract and retain highly skilled executives and to provide a compensation program that incentivizes management to optimize business performance, deploy capital productively, and increase long-term stockholder value. The most important financial performance measures used by the Compensation Committee for the most recently completed fiscal year to link compensation actually paid to our named executive officers to the Company’s performance are as follows:

•	Adjusted Net Income

•	Adjusted EBITDA

•	Return on Capital Employed

•	Revenue

DIRECTOR COMPENSATION

Process and Philosophy

The Compensation Committee sets the compensation of our non-employee directors on an annual basis. The Compensation Committee’s philosophy with respect to the Company’s director compensation program is to provide a compensation structure and amount that will attract and retain highly competent, skilled and engaged individuals for Board service. We compete with many companies to attract and retain experienced and highly capable individuals to serve as our directors, some of which are private and many of which are much larger than we are. In determining the appropriate components and level of compensation for our directors, the Compensation Committee considers the time commitment, unique skillsets, industry pay levels and the size of the Company’s Board and the number of Board committees relative to the size of other boards in the industry. Additionally, the Compensation Committee believes that it is consistent with its philosophy to use a mix of cash and equity compensation to align director compensation with long term shareholder value, while at the same time providing directors with an appropriate level of compensation for their service.

2024 Compensation

In February of 2024, the Compensation Committee reviewed Pay Governance’s latest analysis and findings relating to non-employee director compensation. The study found that the Company’s cash retainer structure and equity compensation were in line with peer group practice and were consistent with the median of the peer group except that the retainers for the Compensation Committee chair and members were below the median. Based on the study, the Compensation Committee approved an increase to the committee chair retainer and committee member retainer for the Compensation Committee. All other elements of the non-employee director compensation program were maintained at the same level from 2023. Below is the pay program for 2024:

Pay Element	Fiscal Year 2024 Compensation Program
Board Cash Retainer	$85,000
Board Meeting Fees	No Meeting Fees
Board Equity Retainer	$135,000 in restricted stock
Committee Chair Retainer	Audit: $25,000 Compensation: $20,000 All Others: $15,000
Committee Member Retainer	Audit: $15,000 Compensation: $10,000 All Others: $7,500
Committee Meeting Fees	No Meeting Fees
Lead Director Retainer	$30,000
Annual Per Diem	No per diem offered, directors will be reimbursed for specific business-related expenses.

Beginning in fiscal year 2020, we adopted maximum compensation levels for directors. The maximum compensation levels for directors during 2024 was as follows:

•	Lead Director: $350,000

•	All Other Directors: $300,000

We believe these maximums are appropriate to ensure that individual pay levels continue to align with market practices among peer company industry directors. The Compensation Committee reviews non-employee director pay on an annual basis and adjusts compensation levels accordingly, including the individual maximums, as appropriate and consistent with the Compensation Committee’s philosophy for non-employee director compensation. As part of the Compensation Committee’s annual review, the Compensation Committee requests that its independent compensation consultant compare director compensation levels, policies, practices and procedures to a set of peer companies selected by the Compensation Committee (which is the same peer group it uses to evaluate executive officer compensation) and provide the Compensation Committee with its annual report as well as an annual report on best practices concerning director compensation.

In 2024, there was a discretionary one-time payment of $20,000 made to the non-employee directors who attended the Company’s Leadership Conference in recognition of their time and service that greatly contributed to the success of the Leadership Conference. As this payment was not originally contemplated by the director compensation program, the cap on maximum director compensation was exceeded for two directors. The Compensation Committee and Board approved exceeding the cap.

Additionally, we maintain a share ownership requirement for our non-employee directors requiring them to hold three times their annual cash retainers in Company equity within five years of their appointment to the Board.

The Company is efficiently governed by a group of directors with deep knowledge of the industry and significant experience working in partnership with federal, state and local governments to meet their needs. Many of our directors are asked to be a member of and chair multiple committees of our Board of Directors resulting in a greater time commitment and span of Board responsibilities than the typical director in our peer companies.

Current Director committee assignments for non-employee directors are as follows, with C indicating the Chairperson of such committee, X indicating that a director is a member of such committee and LD indicating the Lead Independent Director:

Director	Audit and Finance Committee(1)	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee (2)	Corporate Planning Committee	Criminal Justice and Rehabilitation Committee	Cyber Security and Environmental Oversight Committee	Health Services Committee	Human Rights Committee	Independent Committee	Legal Steering Committee	Operations and Oversight Committee
Thomas C. Bartzokis	X	X			X	X		C		X		X
Jack Brewer(LD)	X	C	C	X	X	C		X	X	C		X
Donna Arduin Kauranen	X		X	X	C		X			X
Scott M. Kernan	X	X	X		X	X		X	X	X	X	C
Lindsay L. Koren			X		X	X		X	C	X	C
Terry Mayotte(3)	C	X	X	X			X			X
Julie Myers Wood					X	X	C			X	X	X

(1)	Upon conclusion of the annual meeting, Ms. Kauranen will serve as the Chair of the Audit and Finance Committee.
(2)

Dr. Zoley also serves as a member and as Chairman of the Executive Committee. Dr. Zoley does not receive any separate or additional compensation for his service as a director or his service on the Executive Committee.

(3)	Mr. Mayotte has resigned from the Board of Directors and all Board committee positions of the Company, effective immediately following the annual meeting.

DIRECTOR’S COMPENSATION

The following table shows the compensation earned by each director who was not an officer during fiscal year 2024.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(4)	Option Awards ($)(3)(4)	All Other Compensation ($)	Total ($)
Thomas C. Bartzokis	148,750	134,997	—	—	283,747
Jack Brewer	150,625	134,997	—	—	285,622
Donna Arduin Kauranen	83,750	—	—	—	83,750
Scott M. Kernan	190,000	134,997	—	—	324,997
Lindsay L. Koren	163,750	134,997	—	—	298,747
Terry Mayotte	231,250	134,997	—	—	366,247
Andrew Shapiro	152,500	134,997	—	—	287,497
Julie Myers Wood	152,500	134,997	—	—	287,497

(1)

These amounts consist of: (i) an annual retainer fee which was paid at a rate of $85,000 per year; (ii) a payment of $25,000 to the chairperson of the Audit and Finance Committee; (iii) a payment of $20,000 to the chairperson of the Compensation Committee; (iv) a payment of $15,000 to each member of the Audit and Finance Committee; (v) a payment of $15,000 for other Board committee chairs; (vi) a payment of $10,000 for Compensation Committee members; and (vii) a payment of $7,500 for other Board committee members. The lead independent director received an additional annual retainer of $30,000.

(2)

This column reflects the aggregate grant date fair value with respect to stock awards during 2024 for each director who was not a named executive officer. The grant date fair value of the restricted stock award granted on March 1, 2024 as calculated in accordance with FASB 718 was $12.09 per share, which was the closing price of our common stock on the last business day immediately preceding the grant date.

(3)	There were no stock options awarded to directors during 2024.

(4)

The table below sets forth the aggregate number of shares of common stock subject to stock awards and option awards held by each director who is not a named executive officer outstanding as of the end of 2024.

Name	Stock Awards	Option Awards
Thomas C. Bartzokis	31,010	—
Jack Brewer	31,010	—
Donna Arduin Kauranen	—	—
Scott M. Kernan	34,288	—
Lindsay L. Koren	22,329	—
Terry Mayotte	31,010	—
Andrew Shapiro	31,010	—
Julie Myers Wood	34,288	—

2025 Compensation

In February of 2025, the Compensation Committee reviewed Pay Governance’s analysis and findings detailing compensation trends and practices for compensation of directors among our peer group. Based on such review, the larger number of Board committees the Company has relative to its peer companies and to maintain what it believes is the proper mix between cash and equity compensation, the Compensation Committee and Board approved an increase to the annual cash retainer payable to non-employee members of the Board from $85,000 to $100,000, an increase to the target value of the annual equity compensation award for non-employee members of the Board from $135,000 to $150,000, and an increase in the cap on the total director fees non-employee members of the Board may earn from $350,000 to $375,000 for the Lead Independent Director and from $300,000 to $350,000 for the other directors.

COMPENSATION COMMITTEE REPORT

In accordance with the powers and duties of the Compensation Committee as set forth in its charter, the committee hereby reports the following:

1.	The Compensation Committee has reviewed and discussed with management the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K set forth elsewhere in this proxy statement; and

2.

Based on the review and discussion referred to in the preceding paragraph, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this proxy statement.

By the Compensation Committee:

Jack Brewer (Chairman)

Thomas C. Bartzokis

Scott Kernan

Terry Mayotte

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2024, regarding our equity compensation plans.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,632,213	(1)	$16.94	8,969,710	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	1,632,213	(1)	$16.94	8,969,710	(2)

(1)	Consists of outstanding stock option awards under the 2014 Stock Incentive Plan and the Second Amended and Restated 2018 Stock Incentive Plan.

(2)	Consists of 8,556,013 shares available under the Second Amended and Restated 2018 Stock Incentive Plan and 413,697 shares available under the Amended and Restated Employee Stock Purchase Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In 2024, David Meehan, Divisional Vice President of Business Development for GEO Care, received compensation of $599,667. Mr. Meehan is the son-in-law of George Zoley, our Executive Chairman and Founder. Also in 2024, Chris Zoley, Director of Business Development, received compensation of $169,179. Mr. Zoley is the son of George Zoley, our Executive Chairman and Founder. Guidepost, Ms. Wood’s current employer, has a consulting agreement with B.I. Incorporated, one of the Company’s subsidiaries. Ms. Wood is a member of the Board of Directors of GEO. For the year ended December 31, 2024, $180,000 was paid in the aggregate pursuant to the consulting agreement which is less than 2% of Guidepost’s annual gross revenues. The consulting agreement was extended through December 31, 2025. The current monthly retainer payment is $15,000 per month. In 2024, Rachel Ann Kienzler, Director of Partnership Development for GEO Care, received compensation of $191,372. Ms. Kienzler is the spouse of James Black, our former Senior Vice President and President, Secure Services. In 2024, Shawn Henry, an employee of GEO’s information technology department, received compensation of $187,878. Mr. Henry is the son-in-law of Wayne Calabrese, our Senior Vice President, Chief Operating Officer. Except for these relationships, there were no material relationships or related party transactions during fiscal year 2024 requiring disclosure pursuant to Item 404 of Regulation S-K. Under its charter, our Audit and Finance Committee has the authority to review and approve certain transactions involving more than $100,000 between GEO and any director, officer or employee of GEO. Our Audit and Finance Committee has reviewed and approved the related party transactions described above. The Compensation Committee did not determine, review or approve any of the compensation paid pursuant to the above related party transactions as they were not paid to executive officers.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires that GEO’s directors, executive officers and persons who beneficially own 10% or more of GEO’s common stock file with the SEC initial reports of ownership and reports of changes in ownership of our stock and our other equity securities. To GEO’s knowledge, based solely on a review of the copies of such reports furnished to GEO and written representations that no other reports were required, during the year ended December 31, 2024, all such filing requirements applicable to GEO’s directors, executive officers and greater than 10% beneficial owners were complied with except for Mr. Kernan, who inadvertently filed one late report regarding one transaction.

PROPOSAL 2:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit and Finance Committee of our Board of Directors has appointed Grant Thornton LLP as our independent registered public accountants for the 2025 fiscal year. The Audit and Finance Committee is responsible for the appointment, oversight and termination of our independent registered public accountants. We are seeking the ratification of our shareholders of this appointment, although our Audit and Finance Committee is not bound by any shareholder action on this matter.

If the appointment of Grant Thornton LLP as our independent registered public accountants is not ratified by our shareholders, the Audit and Finance Committee will reconsider its appointment, but may nevertheless retain Grant Thornton LLP. Also, even if the appointment of Grant Thornton LLP as our independent registered public accountants is ratified by our shareholders, the Audit and Finance Committee may direct the appointment of a different independent auditor at any time during the year if the Audit and Finance Committee determines, in its discretion, that such a change would be in our best interests. Grant Thornton LLP has advised GEO that no partner or employee of Grant Thornton LLP has any direct financial interest or any material indirect interest in GEO other than receiving payment for its services as independent certified public accountants.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the ratification of Grant Thornton LLP as our independent registered public accountants for the 2025 fiscal year.

PROPOSAL 3:

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described above in detail under the heading “Compensation Discussion & Analysis,” we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to attract, retain and motivate our named executive officers to increase shareholder value on both an annual and a longer term basis while at the same time avoiding the encouragement of unnecessary or excessive risk taking. Our Compensation Committee continues to closely link executive compensation with the achievement of performance goals.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers and the executive compensation philosophy, policies and practices, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. Although non-binding, our Board of Directors and Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Accordingly, we ask our shareholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

SHAREHOLDER PROPOSAL AND NOMINATIONS DEADLINE

As more specifically provided in our Bylaws, no business may be brought before an annual meeting by a shareholder unless the shareholder has provided proper notice to us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, since our annual meeting for 2025 is scheduled for April 29, 2025, any shareholder proposal to be considered at the 2026 annual meeting must be properly submitted to us not earlier than December 30, 2025 nor later than January 29, 2026. These requirements are separate from the Securities and Exchange Commission’s requirements that a shareholder must meet in order to have a proposal included in our proxy statement. For the 2026 annual meeting, under the Securities and Exchange Commission’s requirements, any shareholder proposals must be received by GEO no later than November 20, 2025 in order to be included in our 2026 proxy statement.

In addition to satisfying the requirements under our Bylaws, to comply with the universal proxy rules, a person who intends to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19(b) under the Exchange Act, including a statement that such person intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote in the election of directors in support of director nominees other than the Company’s nominees.

VIRTUAL ANNUAL SHAREHOLDERS MEETING GUIDELINES

The Board of Directors believes that the virtual meeting format provides the opportunity for participation by a broader group of our shareholders, while reducing the costs associated with planning, holding and arranging logistics for an in-person meeting. The virtual meeting format enables shareholders to participate fully, and equally, from any location around the world, at no cost. It also reduces the environmental impact of our annual meeting. We designed the format of our annual meeting to ensure that our shareholders who attend our annual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance shareholder access, participation and communication through online tools. Members of senior management and our directors will also attend the annual meeting.

Date and Time. The annual meeting will be held “virtually” through a live audio webcast on Tuesday, April 29, 2025, at 10:00 a.m. Eastern Daylight Time. There will be no physical meeting location. The annual meeting will only be conducted via an audio webcast.

Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the annual meeting will begin promptly at 10:00 a.m. Eastern Daylight Time. Online access to the audio webcast will open approximately thirty minutes prior to the start of the annual meeting to allow time for you to log in and test the computer audio system. We encourage our shareholders to access the annual meeting prior to the start time.

Log in Instructions. To attend the virtual annual meeting, log in at www.virtualshareholdermeeting.com/GEO2025. Shareholders will need their unique control number which appears on the Notice Regarding the Availability of Proxy Materials or the proxy card (printed in the box and marked by the arrow). In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than April 15, 2025, so that you can be provided with a control number and gain access to the annual meeting.

Submitting Questions to the virtual Annual Meeting. Shareholders may submit questions in writing on the day of or during the annual meeting on www.virtualshareholdermeeting.com/GEO2025. Shareholders will need their unique control number which appears on their Notice Regarding the Availability of Proxy Materials or the proxy card (printed in the box and marked by the arrow).

As part of the annual meeting, we will hold a Q&A session, during which we intend to answer all questions submitted during the annual meeting in accordance with the annual meeting’s Rules of Conduct and Procedures which are pertinent to the Company and the annual meeting matters, as time permits. In order to ensure that as many shareholders as possible are able to ask questions or make a comment during the Q&A period, each shareholder will be permitted no more than two questions or comments. In order to ensure questions are compiled in a timely manner for the Q&A session, we ask that any shareholder wishing to ask a question during the annual meeting do so as soon as possible and prior to the conclusion of the presentation of the proposals. Additionally, we value and welcome the views, questions and constructive comments of our shareholders, but the purpose of the annual meeting will be observed and questions or comments will not be addressed that are determined to be irrelevant or inappropriate, including those that are: irrelevant to the business of the annual meeting or GEO’s business, derogatory references that are not in good taste, unduly prolonged, substantially repetitious of questions or comments made by other persons, or related to personal grievances.

Questions and answers to any such questions that were addressed during the annual meeting and the questions and answers that were not addressed during the annual meeting due to time constraints will be published following the annual meeting on the Company’s website at www.geogroup.com under the links “Investor Relations” — “Resources” — “Corporate Governance.” Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once. The questions and answers will remain available until the 2026 Proxy Statement is filed.

Technical Assistance. Beginning 30 minutes prior to the start of and during the virtual annual meeting, Broadridge will have a support team ready to assist shareholders with any technical difficulties they may have accessing or hearing the virtual meeting.

If you encounter any difficulties accessing the virtual meeting during the check-in or annual meeting time, please reach out to Broadridge’s technical support team using the contact information available on the virtual meeting website at www.virtualshareholdermeeting.com/GEO2025.

Voting shares prior to and at the virtual annual meeting. Shareholders may vote their shares at www.proxyvote.com prior to the day of the virtual annual meeting or at www.virtualshareholdermeeting.com/GEO2025 on the day of and during the virtual annual meeting.

Availability of live webcast to officers, directors, employees and other constituents; Replay. The live audio webcast will be available to not only our shareholders, but also our officers, directors, employees and other constituents. A replay of the annual meeting will be made publicly available 24 hours after the annual meeting at www.virtualshareholdermeeting.com/GEO2025.

HOUSEHOLDING

As permitted by rules adopted by the Securities and Exchange Commission, we are delivering a single Notice of Internet Availability of Proxy Materials, annual report and proxy statement, as applicable, to any household at which two or more shareholders reside if we believe the shareholders are members of the same family, unless otherwise instructed by one or more of the shareholders. We will promptly deliver separate copies of these documents upon the written or oral request of any shareholders at a shared address to which a single copy of the documents was delivered.

If your household received a single set of any of these documents, but you would prefer to receive your own copy, or if you share an address with another shareholder and together both of you would like to receive only a single set of these documents, please follow these instructions:

•

If your shares are registered in your own name, please contact our transfer agent, Computershare, and inform them of your request by calling them at (800) 522-6645 or writing them at PO BOX 505000, Louisville, KY 40233-5000.

•

If your household received a single Notice of Annual Meeting of Stockholders or, if applicable, a single set of proxy materials this year, but you would prefer to receive your own copy, please contact Broadridge Householding Department, by calling their toll free number, 1-866-540-7095, or by writing to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. You will be removed from the householding program within 30 days of receipt of your instructions at which time you will then be sent separate copies of the documents.

OTHER MATTERS

The Board of Directors knows of no other matters to come before the shareholders’ meeting.

By Order of the Board of Directors,

Joe Negron

Senior Vice President, Legal Services, General Counsel and Corporate Secretary

March 20, 2025

A copy of GEO’s 2024 annual report, proxy statement or Annual Report on Form 10-K for the fiscal year ended December 31, 2024, including the financial statements and the schedules thereto, but excluding exhibits thereto, which has been filed with the SEC, will be made available without charge to interested shareholders upon written request to Director, Corporate Relations, The GEO Group, Inc., 4955 Technology Way, Boca Raton, Florida 33431.

APPENDIX A

Reconciliation of Non-GAAP Financial Measures

GEO reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Management also uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Adjusted EBITDA (in thousands)	Year Ended December 31, 2024
Net income	$31,896
Add:
Income tax provision *	10,203
Interest expense, net of interest income **	268,474
Depreciation and amortization	126,220

EBITDA	436,793
Add (Subtract):
Loss on asset divestitures, pre-tax	2,907
Net loss attributable to noncontrolling interests	70
Stock based compensation, pre-tax	18,107
Litigation costs and settlements, pre-tax	—
Employee restructuring expenses, pre-tax	2,060
Start-up expenses, pre-tax	507
ATM equity program expenses, pre-tax	264
Close-out expenses, pre-tax	2,345
Transaction fees, pre-tax	3,632
Other non-cash revenue & expenses, pre-tax	(3,196)

Adjusted EBITDA	$463,489

Adjusted Net Income (in thousands)
Net income attributable to GEO	$31,966
Add (Subtract):
Loss on asset divestitures, pre-tax	2,907
Loss on extinguishment of debt, pre-tax	86,637
Employee restructuring expenses, pre-tax	2,060
Start-up expenses, pre-tax	507
ATM equity program expenses, pre-tax	264
Close-out expenses, pre-tax	2,345
Transaction fees, pre-tax	3,632
Discrete tax benefit	(4,611)
Tax effect of adjustment to net income attributable to GEO	(24,733)

Adjusted Net Income	$100,974

Adjusted Revenue (in thousands)
Revenue	$2,423,700
Add:
Tacoma Voluntary Work Program	1,900
Karnes Contract	700

Adjusted Revenue	$2,426,300

*	includes income tax provision on equity in earnings of affiliates
**	includes loss on extinguishment of debt

THE GEO GROUP, INC. 4955 TECHNOLOGY WAY BOCA RATON, FLORIDA 33431 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 28, 2025 for shares held directly or by a broker or nominee or 11:59 p.m. Eastern Time on April 24, 2025 for shares held in The GEO Group, Inc. 401(k) Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/GEO2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V61605-P26089 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY THE GEO GROUP, INC. The Board of Directors recommends you vote “FOR” the following: 1. Election of Directors Nominees: For Against Abstain 1a. Thomas C. Bartzokis 1b. Jack Brewer 1c. Donna Arduin Kauranen 1d. Scott M. Kernan 1e. Lindsay L. Koren 1f. Julie Myers Wood 1g. George C. Zoley The Board of Directors recommends you vote FOR proposals 2 and 3: For Against Abstain 2. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accountants for the 2025 fiscal year. 3. Advisory vote to approve named executive officer compensation. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V61606-P26089 THE GEO GROUP, INC. Annual Meeting of Shareholders April 29, 2025 10:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints George C. Zoley and Joe Negron as Proxies, each with the power to appoint his substitute, and hereby authorizes each to represent and to vote, as designated on the reverse side, all the shares of Common Stock of The GEO Group, Inc. held of record by the undersigned at the close of business on March 3, 2025, at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/GEO2025 at 10:00 A.M. (EDT), April 29, 2025 or at any adjournment thereof. This Voting Instruction Form also instructs MassMutual Financial Group as Trustee of The GEO Group, Inc. 401(k) Plan, to vote by Proxy at the virtual Annual Meeting of Shareholders, all the shares of Common Stock of The GEO Group, Inc. for which the undersigned shall be entitled to instruct in the manner appointed on the other side hereof. MassMutual Financial Group will vote the shares represented by this Voting Instruction Form that is properly completed, signed, and received by MassMutual Financial Group by 11:59 P.M. (EDT) on April 24, 2025. Please note that if this Voting Instruction Form is not properly completed and signed, or if it is not received by the Trustee as indicated above, shares allocated to a participant’s account will not be voted. MassMutual Financial Group will hold your voting instructions in complete confidence except as may be necessary to meet legal requirements. MassMutual Financial Group makes no recommendation regarding any voting instruction. This Proxy is solicited by the Board of Directors and will be voted in accordance with the instructions specified on the reverse side. If no instructions are specified, this Proxy will be voted FOR the election of the nominees and FOR Proposals 2 and 3. Continued and to be signed on reverse side